Exhibit 4.1

Execution Version

CREDIT AGREEMENT

Dated as of

September 28, 2007

Among

TRANSOCEAN INC.,
as Borrower,

THE LENDERS PARTIES HERETO,

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent,

LEHMAN COMMERCIAL PAPER INC.,
as Syndication Agent,

CITIBANK, N.A.,

CALYON CORPORATE AND INVESTMENT BANK

and

JPMORGAN CHASE BANK, N.A.,

as Co-Documentation Agents

GOLDMAN SACHS CREDIT PARTNERS L.P.,
and
LEHMAN BROTHERS INC.,
as Joint Lead Arrangers and Joint Bookrunners

i

ii

Exhibits:
Exhibit 2.3	–	Form of Borrowing Request
Exhibit 2.8	–	Form of Master Note
Exhibit 3.3	–	Form of Non-Bank Certificate
Exhibit 4.1A	–	Form of Opinion of Baker Botts LLP
Exhibit 4.1B	–	Form of Opinion of Eric B. Brown
Exhibit 4.1C	–	Form of Opinion of Walkers
Exhibit 6.6	–	Form of Compliance Certificate
Exhibit 6.11	–	Form of Subsidiary Guaranty
Exhibit 10.10	–	Form of Assignment Agreement

Schedules:
Schedule 5.4	–	Litigation
Schedule 5.15	–	Existing Indebtedness
Schedule 5.16	–	Existing Liens
Schedule 6.13	–	Transactions with Affiliates

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of September 28, 2007, among TRANSOCEAN INC., an exempted company incorporated under the laws of the Cayman Islands, the lenders from time to time parties hereto (each a “Lender” and collectively, the “Lenders”), GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as administrative agent for the Lenders, LEHMAN COMMERCIAL PAPER INC., as Syndication Agent, CITIBANK, N.A., CALYON CORPORATE AND INVESTMENT BANK and JPMORGAN CHASE BANK, N.A., as Co-Documentation Agents, and GSCP and LEHMAN BROTHERS INC., as Joint Lead Arrangers and Joint Bookrunners (in such capacities, the “Arrangers”).

WITNESSETH:

                WHEREAS, the Borrower and GlobalSantaFe Corporation, an exempted company incorporated under the laws of the Cayman Islands (“GSF”), are parties to the Merger Agreement pursuant to which GSF and Transocean Worldwide Inc., a wholly-owned Subsidiary of the Borrower (“Merger Sub”), intend to merge together by way of scheme of arrangement qualifying as an amalgamation (the “Merger”) with Merger Sub as the surviving entity following the Merger;

                WHEREAS, immediately prior to the Merger and in connection with a reclassification of the Borrower’s existing issued and outstanding ordinary shares pursuant to a scheme of arrangement in accordance with the terms of the Merger Agreement (the “Reclassification”), each existing issued and outstanding ordinary share of the Borrower will be reclassified as, and converted into (subject to adjustment as provided in the Merger Agreement), 0.6996 ordinary shares of the Borrower and $33.03 in cash (such cash, in the aggregate for all such ordinary shares, the “Borrower Cash Consideration”) and in connection with the Merger, existing shareholders of GSF will receive ordinary shares of the Borrower (after giving effect to the Reclassification) and certain cash consideration (the “GSF Cash Consideration” and, together with the Borrower Cash Consideration, the “Merger Cash Consideration”);

WHEREAS, the Borrower has requested that the Lenders extend in its favor term loans in the aggregate principal amount of $15,000,000,000, the proceeds of which will be used  to finance the Merger Cash Consideration and to pay costs, fees and expenses incurred in connection with the Transactions; and

WHEREAS, the Lenders are willing to make such term loans available to the Borrower on the terms and subject to the conditions and requirements hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.                                                     DEFINITIONS; INTERPRETATION.

Section 1.1.            Definitions.  Unless otherwise defined herein, including the preamble, recitals, exhibits and schedules hereto, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Adjusted LIBOR” means, for any Borrowing of Eurocurrency Loans for any Interest Period, a rate per annum determined in accordance with the following formula (and rounded upward to the next whole multiple of 1/100 of 1%):

Adjusted LIBOR =	LIBO Rate for such Interest Period
1.00 – Statutory Reserve Rate

“Administrative Agent” means GSCP, acting in its capacity as administrative agent for the Lenders, and any successor Administrative Agent appointed hereunder pursuant to Section 9.7.

“Administrative Agent’s Principal Office” means the Administrative Agent’s address as set forth in Section 10.7, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each  Lender.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Agents” means the Administrative Agent, the Syndication Agent and each Arranger, collectively.

“Agreement” means this Credit Agreement, and all schedules and exhibits thereto, in each case as the same may be amended, restated and supplemented from time to time.

“Angola Debt” means the Indebtedness described under the heading “Angola Debt” on Schedule 5.15 hereto, which Indebtedness shall be used to finance the construction and mobilization of a drill ship intended to operate in Angola.

“Applicable Margin” means, for any day, at such times as a rating (either express or implied) by S&P and Moody’s is in effect on the Borrower’s non-credit enhanced senior unsecured long-term debt, the percentage per annum set forth opposite such debt rating:

Debt Rating (S&P and Moody’s)	Percentage

A-/A3 or above	0.350%

BBB+/Baa1	0.400%

BBB/Baa2	0.500%

BBB-/Baa3	0.725%

BB+/Ba1 or below	0.850%

The Applicable Margin will be determined based upon the highest rating issued by S&P and Moody’s.  If such highest ratings differ (i) by one rating, the higher of such ratings will apply to determine the Applicable Margin, (ii) by two ratings, the rating which falls between such ratings will apply to determine the Applicable Margin, or (iii) by more than two ratings, the rating which is one level above the lower of such highest rating will apply to determine the Applicable Margin.  If only one such rating is issued by S&P or Moody’s, the Applicable Margin will be determined by such rating.  The Borrower shall give written notice to the Administrative Agent of any changes to such ratings, within three (3) Business Days thereof, and any change to the Applicable Margin shall be effective on the date of the relevant change.  Notwithstanding the foregoing, if the Borrower shall at any time fail to have in effect any such rating on the Borrower’s non-credit enhanced senior unsecured long-term debt, the Borrower shall seek and obtain (if not already in effect), within thirty (30) days after such rating first ceases to be in effect, a corporate credit rating or a bank loan rating from Moody’s and/or S&P (or if neither Moody’s nor S&P issues such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of the Borrower and the Administrative Agent), and the Applicable Margin shall thereafter be based on such ratings in the same manner as provided herein with respect to the Borrower’s senior unsecured long-term debt rating (with the Applicable Margin in effect prior to the issuance of such corporate credit rating or bank loan rating being the same as the Applicable Margin in effect at the time the senior unsecured long-term debt rating ceases to be in effect).

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that the Borrower provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or to the Lenders by means of electronic communications pursuant to Section 10.7(b).

“Arrangers” has the meaning assigned to such term in the preamble.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any of its Subsidiaries), in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the equity interests of any of the Borrower’s Subsidiaries, in each case after the Closing Date, other than (i) inventory (or other assets) sold, leased (including by way of charter) or licensed out in the ordinary course of business (including, in each case, pursuant to drilling contracts) (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), and (ii) sales, leases, sub-leases, sale and leasebacks, charters (bareboat or otherwise), assignments, conveyances, exclusive licenses, transfers, or other dispositions, or any exchanges of property, or licenses out of other assets for aggregate consideration of less than $750,000,000 for all such sales, leases, sub-leases, sale and leasebacks, charters, assignments, conveyances, transfers, dispositions, exchanges of property or licenses after the Closing Date.

“Assignment Agreement” means an agreement in substantially the form of Exhibit 10.10 whereby a Lender conveys part or all of its Commitment or Loans to another Person that is, or thereupon becomes, a Lender, or increases its Commitments or outstanding Loans, pursuant to Section 10.10.

“Assignment Effective Date” has the meaning assigned to such term in Section 10.9.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest prior to maturity at the rate specified in Section 2.6(a).

“Borrower” means Transocean Inc., an exempted company incorporated under the laws of the Cayman Islands, and its successors.

“Borrower Cash Consideration” has the meaning assigned to such term in the recitals.

“Borrowing” means any extension of credit of the same Type made by the Lenders on the same date by way of Loans having a single Interest Period, including any Borrowing advanced, continued or converted.  A Borrowing is (i) “advanced” on the day the Lenders advance funds comprising such Borrowing to the Borrower, (ii) “continued” (in the case of Eurocurrency Loans) on the date a new Interest Period commences for such Borrowing, and (iii) “converted” when such Borrowing is changed from one Type of Loan to the other, in each case as requested by the Borrower pursuant to Section 2.3.

“Borrowing Request” has the meaning assigned to such term in Section 2.3(a).

“Business Day” means (i) any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York and, (ii) if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a Eurocurrency Borrowing, then the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capitalized Lease Obligations” means, for any Person, the aggregate amount of such Person’s liabilities under all leases of real or personal property (or any interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP.

“Closing Date” means the date on which the conditions specified in Section 4.2 are satisfied (or waived in accordance with Section 10.11), which date shall be on or before July 21, 2008.

“Closing Date Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on the assets, properties, business, results of operation or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or that would be reasonably likely to prevent or materially delay or materially impair the ability of the Borrower to perform its obligations under the Merger Agreement or to consummate the Merger, the Reclassification or the other transactions contemplated by the Merger Agreement, but shall not include (i) facts, circumstances, events, changes, effects or occurrences generally affecting the drilling services industry or the economy or the financial or securities markets in the United States or elsewhere in the world, including any regulatory or political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war, terrorism or insurrection, except to the extent any fact, circumstance, event, change, effect or occurrence relative to other comparable industry participants materially disproportionately impacts the assets, properties, business, results of operation or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (ii) facts, circumstances, events, changes, effects or occurrences to the extent directly resulting from the announcement of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby (without diminishing the effect of any representations or warranties herein), (iii) fluctuations in the price or trading volume of the ordinary shares of the Borrower; provided, that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation has resulted in, or contributed to, a Closing Date Material Adverse Effect with respect to the Borrower, (iv) facts, circumstances, events, changes, effects or occurrences to the extent resulting from any changes in any applicable law, rule, regulation, code, governmental determination, order, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., or in GAAP (or the interpretation thereof) after the date of the Merger Agreement, (v) facts, circumstances, events, changes, effects or occurrences to the extent resulting from any legal proceedings made or brought by any of the current or former shareholders of the Borrower or GSF (on their own behalf or on behalf of the Borrower or GSF, respectively) arising out of or related to the Merger Agreement or any of the transactions contemplated thereby or (vi) any failure by the Borrower or GSF to meet any published analyst estimates or expectations of the Borrower’s or GSF’s respective revenue, earnings or other financial performance or results of operations for any period or any failure by the Borrower or GSF to meet their respective internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a Closing Date Material Adverse Effect with respect to the Borrower or GSF, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Co-Documentation Agent” means, collectively, Citibank, N.A., Calyon Corporate and Investment Bank and JPMorgan Chase Bank, N.A., in their capacities as co-documentation agents for the Lenders; provided, however, that no such Co-Documentation Agent shall have any duties, responsibilities, or obligations hereunder in such capacity.

“Commitment” means, relative to any Lender, such Lender’s obligations to make Loans pursuant to (a) Section 2.1, in the amount and percentage set forth below such Lender’s signature block hereto or (b) Section 10.10, in the applicable Assignment Agreement, in each case as the same may be reduced from time to time pursuant to terms hereof (including, without limitation, Section 2.10).  The original aggregate amount of the Commitments as of the Effective Date is $15,000,000,000.

“Compliance Certificate” means a certificate in the form of Exhibit 6.6.

“Confidential Information Memorandum” means the Confidential Information Memorandum of the Borrower dated July, 2007, as the same may be amended, restated and supplemented from time to time and distributed to the Lenders prior to the Effective Date.

“Consolidated EBITDA” means, for the Borrower and its Subsidiaries, for any period, the sum, determined on a consolidated basis, of (i) operating income plus, (ii) without duplication, and to the extent reflected as a charge in the calculation (or determination) of such operating income for such period, the sum of (a) depreciation, depletion and amortization expense and (b) other non-cash charges reducing operating income for such period (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), less (iii) other non-cash gains increasing operating income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period), in each case determined in accordance with GAAP for such period; it being understood and agreed that, with respect to any period prior to the Merger, Consolidated EBITDA shall be calculated with respect to such period on a pro forma basis using the historical consolidated financial statements of GSF and its Subsidiaries and the consolidated financial statements of the Borrower and its Subsidiaries (excluding GSF and its Subsidiaries) which shall be reformulated as if the Merger had been consummated at the beginning of such period.

“Consolidated Indebtedness” means all Indebtedness of the Borrower and its Subsidiaries that would be reflected on a consolidated balance sheet of such Persons prepared in accordance with GAAP.

“Consolidated Net Assets” means, as of any date of determination, an amount equal to the aggregate book value of the assets of the Borrower, its Subsidiaries and, to the extent of the equity interest of the Borrower and its Subsidiaries therein, SPVs at such time, less the current liabilities of the Borrower and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP based on the most recent quarterly or annual consolidated financial statements of the Borrower referred to in Section 5.8 or delivered (or publicly filed) as provided in Section 6.6(a), as the case may be.

“Consolidated Tangible Net Worth” means, as of any date of determination, consolidated shareholders equity of the Borrower and its Subsidiaries determined in accordance with GAAP but excluding the effect on shareholders equity of cumulative foreign exchange translation adjustments, and less the net book amount of all assets of the Borrower and its Subsidiaries that would be classified as intangible assets on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP.  For purposes of this definition, SPVs shall be accounted for pursuant to the equity method of accounting.

“Controlling Affiliate” means, for any Person, (i) any other Person that directly or indirectly through one or more intermediaries controls, or is under common control with, such Person, and (ii) any other Person owning beneficially or controlling ten percent (10%) or more of the equity interests having ordinary voting power for the election of directors of such Person.  As used in this definition, “control” means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through ownership of voting securities or other equity interests, by contract or otherwise).

“Credit Documents” means this Agreement, the Notes and any Subsidiary Guaranties in effect from time to time.

“Currency Rate Protection Agreement” means any foreign currency exchange and future agreements, arrangements and options designed to protect against fluctuations in currency exchange rates.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Dollar” and “U.S. Dollar” and the sign “$” mean lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (i) with respect to any amount in U.S. Dollars, such amount, and (ii) with respect to any amount in any currency other than U.S. Dollars, the equivalent in U.S. Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect on such date of determination.

“Effective Date” has the meaning assigned to such term in Section 4.1.

“Effective Date Representations” means each of the representations and warranties made by the Borrower as set forth in (i) Sections 5.1, 5.2, 5.3(c) (solely with respect to the execution and delivery of the Credit Agreement), 5.6 and 5.18, in each case solely with respect to the Borrower and (ii) Sections 5.3(a) (solely with respect to the execution and delivery of the Credit Agreement) and 5.5(b), in each case with respect to the Borrower and its Subsidiaries.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law or any permit issued under any Environmental Law (“Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment.

“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment, relating to the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective

ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Borrower or any of its Subsidiaries of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the U.S. Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Eurocurrency”, when used in reference to any Loan or Borrowing, means such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to Adjusted LIBOR and the Applicable Margin.

“Eurocurrency Loan” means a Loan bearing interest before maturity at the rate specified in Section 2.6(b).

“Event of Default” means any of the events or circumstances specified in Section 7.1.

“Existing Indebtedness” means Indebtedness and other obligations outstanding under  that certain Revolving Credit Agreement, dated as of August 15, 2006, among GSF, the lenders from time to time parties thereto, Citibank, N.A., as swingline lender and administrative agent, Wells Fargo Bank, N.A., as syndication agent, Bank of America, N.A., HSBC Bank USA, National Association and The Royal Bank of Scotland plc, as co-documentation agents, and Citibank, N.A. and Wells Fargo Bank, N.A., as issuing banks of letters of credit thereunder.

“Exchange Rate” means on any day, with respect to any currency other than U.S. Dollars, the rate at which such currency may be exchanged into U.S. Dollars, as set forth at approximately 11:00 A.M. on such day on the applicable page of the Bloomberg Service reporting the exchange rates for such currency.  In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be determined by the Administrative Agent based on current market spot rates, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent, in its  capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain Fee Letter dated as of July 21, 2007, by and among the Borrower, GSF, the Arrangers, the Syndication Agent and Lehman Brothers Commercial Bank, as modified from time to time.

“Foreign Plan” means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by any foreign Subsidiary of the Borrower which, under applicable local law, is required to be funded through a trust or other funding vehicle, but shall not include any benefit provided by a foreign government or its agencies.

“Former Subsidiary” means TODCO, a Subsidiary of the Borrower prior to the Closing Date and which is no longer a Subsidiary of the Borrower on the Closing Date.

“GAAP” means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GSCP” has the meaning assigned to such term in the preamble.

“GSF” has the meaning assigned to such term in the recitals.

“GSF Cash Consideration” has the meaning assigned to such term in the recitals.

“Guarantor” means any Subsidiary of the Borrower required to execute and deliver a Subsidiary Guaranty hereunder pursuant to Section 6.11, in each case unless and until the relevant Subsidiary Guaranty is released pursuant to Section 6.11.

“Guaranty” by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person:  (i) to purchase such Indebtedness or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, in each case primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iii) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iv) otherwise to assure the owner of such Indebtedness of the primary obligor against loss in respect thereof.  For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any Indebtedness shall be deemed to be equal to the amount that would apply if such Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.

“Hazardous Material” has the meaning assigned to the term “Hazardous Substance” in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, or any other substance defined, listed or regulated as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Borrower or any of its Subsidiaries.

“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.  Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from the Borrower in connection with the Loans.

“Indebtedness” means, for any Person, the following obligations of such Person, without duplication:  (i) obligations of such Person for borrowed money; (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued liabilities arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (iii) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person, or obligations of such Person arising, whether absolute or contingent, out of letters of credit issued for such Person’s account or pursuant to such Person’s application securing Indebtedness; (iv) obligations of other Persons, whether or not assumed, secured by Liens (other than Permitted Liens) upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s fair market value; (v) Capitalized Lease Obligations of such Person; (vi) obligations under Interest Rate Protection Agreements and Currency Rate Protection Agreements; and (vii) obligations of such Person pursuant to a Guaranty of any of the foregoing obligations of another Person; provided, however, Indebtedness shall exclude Non-recourse Debt and any Indebtedness attributable to the mark-to-market treatment of obligations of the type described in clause (vi) in the definition of Indebtedness and any actual fair value adjustment arising from any Interest Rate Protection Agreements and Currency Rate Protection Agreements that have been cancelled or otherwise terminated before their scheduled expiration, in each case in respect of Interest Rate Protection Agreements and Currency Rate Protection Agreements entered into in the ordinary course of business and not for investment or speculative purposes.  For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness is recourse to such Person.

“Indemnified Taxes” has the meaning assigned to such term in Section 3.3(a).

“Indemnified Parties” has the meaning assigned to such term in Section 10.13(a).

“Intercompany Indebtedness” has the meaning assigned to such term in the definition of Other Debt Holder.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or if available from each Lender making a Loan as part of such Borrowing, any other period), in each case as the Borrower may elect.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement designed to protect against fluctuations in interest rates.

“Lender” has the meaning assigned to such term in the preamble.

“Lending Office” means the “Lending Office” of such Lender (or a Controlling Affiliate of such Lender) designated for each Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or a Controlling Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Leverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated Indebtedness of the Borrower and its Subsidiaries as at the end of the then most recently ended fiscal quarter of the Borrower (which, if such date is the last day of a fiscal quarter of the Borrower, shall be such fiscal quarter) minus (ii) unrestricted cash on which no Lien or restriction whatsoever exists (other than usual and customary rights of set-off for deposit account fees and expenses required by financial institutions where such cash is deposited) and cash deposited in restricted accounts that require the payee of such Indebtedness to consent to withdrawal thereof and earmarked for amortization of such Indebtedness (other than the portion thereof payable against interest) to (b) Consolidated EBITDA for the then most recently ended fiscal quarter of the Borrower and the immediately preceding three fiscal quarters.

“LIBO Rate” means, with respect to an Interest Period for a Eurocurrency Loan, (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two Business Days prior to the first day of such Interest Period (the “Interest Rate Determination Date”), or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by Citibank, N.A. for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Adjusted LIBOR is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date.

“Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.

“Loan” and “Loans” each have the meaning assigned to each such term in Section 2.1.

“Loan Exposure” means, with respect to any Lender at any time, such Lender’s applicable Percentage of the principal amount of the outstanding Loans (or at any time prior to the making of the Loans, such Lender’s applicable Percentage of the aggregate Commitments).

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence arising after the Closing Date that results in a material adverse effect on (i) the business, assets, operations or condition of the Borrower and its Subsidiaries taken as a whole, including, after giving effect to the Transaction, the Merger Sub and its Subsidiaries; or (ii) the Borrower’s ability to perform any of its payment obligations under this Agreement or the Notes.

“Maturity Date” means the earlier of (i) the one-year anniversary of the Closing Date, and (ii) the date on which the Loans have become due and payable pursuant to Section 7.2 or 7.3.

“Merger” has the meaning assigned to such term in the recitals.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 21, 2007, by and among the Borrower, GSF and Transocean Worldwide Inc., as amended from time to time in accordance therewith.

“Merger Cash Consideration” has the meaning assigned to such term in the recitals.

“Merger Documentation” means, collectively, the Merger Agreement and all schedules, exhibits, annexes and amendments thereto and all other material documents (including all schedules, exhibits, annexes and amendments thereto) affecting the terms thereof or entered into in connection therewith.

“Merger Sub” has the meaning assigned to such term in the recitals.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct fees (including attorney’s fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees, in each case, incurred in connection with such Asset Sale), commissions, transfer taxes and other customary costs and expenses, in each case, incurred in connection with such Asset Sale, including (a) income or gains taxes paid or payable by the Borrower or any of its Subsidiaries as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) amounts provided as a reserve, in accordance with GAAP, against any liabilities (fixed or contingent) in respect of any indemnification obligations undertaken by the Borrower or any of its Subsidiaries or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at any time such amounts are released from such reserve, such amounts shall constitute Net Asset Sale Proceeds) and (d) any amount required to be paid to any Person (other than the Borrower or any of its Subsidiaries) with a beneficial ownership interest (including such interest by a holder of a minority interest in the Subsidiary that has sold such property or assets) in the property or assets to be sold pursuant to such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by the Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, (b) any bona fide direct fees (including attorney’s fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees, in each case, incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition), commissions, transfer taxes and other customary costs and expenses, in each case, incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes paid or payable by the Borrower or any of its Subsidiaries as a result of any gain recognized in connection therewith, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of any such casualty event, condemnation or taking provided for in clause (i) of this definition, and (d) any amount required to be paid to any Person (other than the Borrower or any of its Subsidiaries) with a beneficial ownership interest (including any such interest by a holder of a minority interest in the Subsidiary that owned such property or assets) in the property or assets that are the subject of any such casualty event, condemnation or taking provided for in clause (i) of this definition.

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD as promulgated by the SEC under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as in effect from time to time.

“Non-recourse Debt” means with respect to any Person (i) obligations of such Person against which the obligee has no recourse to such Person except as to certain named or described present or future assets or interests of such Person, and (ii) the obligations of SPVs to the extent the obligee thereof has no recourse to the Borrower or any of its Subsidiaries, except as to certain specified present or future assets or interests of SPVs.

“Note” means any of the promissory notes of the Borrower defined in Section 2.8(e).

“Obligations” means all obligations of the Borrower to pay fees, costs and expenses hereunder, to pay principal and interest on Loans and to pay any other obligations to the Administrative Agent or any Lender arising under any Credit Document.

“Other Debt Holder” means any holder of Indebtedness (or any trustee, agent or other representative on its behalf) under any indenture, loan or credit agreement, debenture, note or other document evidencing or governing Indebtedness (other than loans and advances made by (x) the Borrower or any of its Subsidiaries to any other Subsidiary of the Borrower or (y) any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower (such loans and advances, collectively, “Intercompany Indebtedness”)) with an original principal amount or original commitments in excess of $500,000,000 incurred, assumed or suffered to exist on any date of determination by the Borrower or any of its Subsidiaries (including any refinancings thereof), other than any Lender or Agent under this Agreement.

“Pacific Drilling Debt” means the Indebtedness described under the heading “Pacific Drilling Debt” on Schedule 5.15 hereto, the proceeds of which Indebtedness shall be used to finance up to 50% of any construction and mobilization costs of two drillships under construction in Korea.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Percentage” means, for each Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender expressed as a percentage of the total amount of all Loans outstanding as of such date of determination; provided at any time prior to the making of the Loans, the Percentage of any Lender shall be equal to such Lender’s Commitment, in each case subject to any assignments by such Lender of Commitments or Obligations pursuant to Section 10.10.

“Performance Guaranties” means all Guaranties of the Borrower or any of its Subsidiaries delivered in connection with the construction financing of drill ships, offshore mobile drilling units or offshore drilling rigs for which firm drilling contracts have been obtained by the Borrower, any of its Subsidiaries or a SPV.

“Performance Letters of Credit” means all letters of credit for the account of the Borrower, any Subsidiary or a SPV issued as support for Non-recourse Debt or a Performance Guaranty.

“Permitted Business” has the meaning assigned to such term in Section 6.8.

“Permitted Liens” means the Liens permitted as described in Section 6.10.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Plan” means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by the Borrower or any of its Subsidiaries, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any of its Subsidiaries is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made or had an obligation to make contributions.

“Platform” has the meaning assigned to such term in Section 6.6.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Any Agent or Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Public Reports” means all documents (including exhibits and any amendments thereto) the Borrower and/or GSF has filed with the SEC since January 1, 2007 pursuant to Sections 13(a), 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended.

“Reclassification” has the meaning assigned to such term in the recitals.

“Register” has the meaning assigned to such term in Section 2.8(c).

“Reinvestment Deferred Amount” means the aggregate Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, received by the Borrower or any of its Subsidiaries that would have been required to prepay the Loans pursuant to Section 2.10(a) or 2.10(b), as applicable, but that were not so prepaid as a result of the delivery of a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by an authorized officer of the Borrower stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or through one or more of its Subsidiaries) intends and expects to use all or a specified portion of the Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, within one year of receipt thereof to acquire or invest in assets to be used in any Permitted Business, which investment may include the repair, restoration or replacement of the applicable assets thereof.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by a Controlling Affiliate of such investment advisor.

“Required Lenders” means one or more Lenders having Loan Exposure representing more than 50% of the sum of the aggregate Loan Exposure of all Lenders.

“Sale-Leaseback Transaction” means any arrangement whereby the Borrower or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided, however, Sale-Leaseback Transaction shall exclude any transaction between (i) the Borrower and any of its Subsidiaries and (ii) any Subsidiary of the Borrower and any other Subsidiary of the Borrower.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or any successor thereto.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Significant Subsidiary” has the meaning ascribed to it under Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended.

“SPV”  means any Person that is designated by the Borrower as a SPV, provided that the Borrower shall not designate as a SPV any Subsidiary that owns, directly or indirectly, any other Subsidiary that has total assets (including assets of any Subsidiaries of such other Subsidiary, but excluding any assets that would be eliminated in consolidation with the Borrower and its Subsidiaries) which equates to at least five percent (5%) of Total Assets, or that had net income (including net income of any Subsidiaries of such other Subsidiary, all before discontinued operations and income or loss resulting from extraordinary items, but excluding revenues and expenses that would be eliminated in consolidation with the Borrower and its Subsidiaries and excluding any loss or gain resulting from the early extinguishment of Indebtedness) during the most recently completed fiscal year of the Borrower in excess of the greater of (i) $1,000,000, and (ii) fifteen percent (15%) of the net income (before discontinued operations and income or loss resulting from extraordinary items and excluding any loss or gain resulting from the early extinguishment of Indebtedness) for the Borrower and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP during such fiscal year of the Borrower.  The Borrower may elect to treat any Subsidiary as a SPV (provided such Subsidiary would otherwise qualify as such), and may rescind any such prior election, by giving written notice thereof to the Administrative Agent specifying the name of such Subsidiary or SPV, as the case may be, and the effective date of such election, which shall be a date within sixty (60) days after the date such notice is given.  The election to treat a particular Person as a SPV may only be made once.

“Statutory Reserve Rate” means, at any time, for any Eurocurrency Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  Without limiting the effect of the foregoing, the Statutory Reserve Rate shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurocurrency Loans.  A Eurocurrency Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurocurrency Loans shall be adjusted automatically on and as of the effective date of any change in the Statutory Reserve Rate.

“Subsidiary” means, for any Person, any other Person (other than, except in the context of Section 6.6(a), a SPV) of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the board of directors of such corporation, any managers of such limited liability company or similar governing body (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by such Person or by one or more of its Subsidiaries.

“Subsidiary Debt Basket Amount” has the meaning assigned to such term in Section 6.11(i).

“Subsidiary Guaranty” means any Guaranty of any Subsidiary delivered pursuant to Section 6.11(j).

“Syndication Agent” means Lehman Commercial Paper Inc., acting in its capacity as syndication agent for the Lenders, provided, however, that the Syndication Agent shall not have any duties, responsibilities, or obligations hereunder in such capacity.

“364-day Working Capital Facility Agreement” means any Working Capital Facility Agreement, in respect of which the obligations thereunder shall mature within 364 days of the date on which such Working Capital Facility Agreement became effective.

“Taxes” has the meaning assigned to such term in Section 5.10.

“Total Assets” means, as of any date of determination, the aggregate book value of the assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date.

“Transactions” means collectively, (a) the Merger and the Reclassification, (b) the execution, delivery and performance by the Borrower of the Credit Documents to which it is a party, (c) the initial borrowings hereunder and the use of proceeds thereof, and (d) any other transactions related to or entered into in connection with any of the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Base Rate.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan (determined on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Plan) exceeds the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any of its Subsidiaries to the PBGC or such Plan.

“Working Capital Facility Agreement” means (i) that certain Revolving Credit Agreement, dated as of July 8, 2005, among the Borrower, the lenders from time to time parties thereto, Citibank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, JPMorgan Chase Bank, N.A., The Royal Bank of Scotland, plc and SunTrust Bank, as co-documentation agents, and Bank of America, N.A., as issuing bank of the letters of credit thereunder or (ii) any agreement or instrument in respect of the principal working capital credit facility of the Borrower, the terms of which do not provide for any scheduled repayment, mandatory prepayment or repayment, mandatory redemption or sinking fund obligation prior to the date that is ninety days following the Maturity Date, other than customary offers to purchase or prepay upon a change of control and customary acceleration rights after an event of default (in the case of clause (i) and (ii), as the same may be amended, restated, replaced and supplemented from time to time in accordance therewith and this Agreement).

Section 1.2.            Time of Day.  Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to New York, New York time.

Section 1.3.            Accounting Terms; GAAP.  Except as otherwise expressly provided herein, and subject to the provisions of Section 10.17, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

ARTICLE 2.                                                     THE CREDIT FACILITY.

Section 2.1.            Commitments for Loans.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a term loan (each such term loan, a “Loan” and, collectively, the “Loans”) to the Borrower in an amount not to exceed such Lender’s Commitment.  The Borrower may make only one borrowing under the Commitment which shall be on the Closing Date.  Any amount borrowed under this Section 2.1 subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.9 and 2.10, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.  Each Lender’s Commitment shall terminate immediately and without further action on the earlier of (x) the Closing Date after giving effect to the funding of such Lender’s Commitment on such date and (y) July 21, 2008.

Section 2.2.            Types of Loans.  Borrowings of Loans may be outstanding as either Base Rate Loans or Eurocurrency Loans, as selected by the Borrower pursuant to Section 2.3.  Each Borrowing of Base Rate Loans shall be in an amount of not less than $1,000,000 and each Borrowing of Eurocurrency Loans shall be in an amount of not less than $5,000,000 and in an integral multiple of $100,000.

Section 2.3.            Manner of Borrowings; Continuations and Conversions of Borrowings.

(a)           Notice of Borrowings.  The Borrower shall give notice to the Administrative Agent by no later than (i) 12:00 P.M. at least three (3) Business Days before the Closing Date in the case of a Borrowing of Eurocurrency Loans or (ii) 12:00 P.M. at least one (1) Business Day before the Closing Date in the case of a Borrowing of Base Rate Loans, in either case pursuant to a duly completed Borrowing Request substantially in the form of Exhibit 2.3 (the “Borrowing Request”) executed on behalf of the Borrower by two of its officers.

(b)           Notice of Continuation or Conversion of Outstanding Borrowings.  The Borrower may from time to time elect to change or continue the type of interest rate borne by each  Borrowing or, subject to the minimum amount requirements in Section 2.2 for each outstanding  Borrowing, a portion thereof, as follows:  (i) if such Borrowing is of Eurocurrency Loans, the Borrower may continue part or all of such Borrowing as Eurocurrency Loans for an Interest Period specified by the Borrower or convert part or all of such Borrowing into Base Rate Loans on the last day of the Interest Period applicable thereto, or the Borrower may earlier convert part or all of such Borrowing into Base Rate Loans so long as it pays the breakage fees and funding losses provided in Section 2.11; and (ii) if such Borrowing is of Base Rate Loans, the Borrower may convert all or part of such Borrowing into Eurocurrency Loans for an Interest Period specified by the Borrower on any Business Day, in each case pursuant to notices of continuation or conversion as set forth below.  The Borrower may select multiple Interest Periods for the Eurocurrency Loans constituting any such particular Borrowing, provided that at no time shall the number of different Interest Periods for outstanding Eurocurrency Loans exceed ten (10) (it being understood for such purposes that (x) Interest Periods of the same duration, but commencing on different dates, shall be counted as different Interest Periods, and (y) all Interest Periods commencing on the same date and of the same duration shall be counted as one Interest Period regardless of the number of Borrowings or Loans involved).  Notices of the continuation of such Eurocurrency Loans for an additional Interest Period or of the conversion of part or all of such Eurocurrency Loans into Base Rate Loans or of such Base Rate Loans into Eurocurrency Loans must be given by no later than 12:00 P.M. at least three (3) Business Days with respect to Eurocurrency Loans before the date of the requested continuation or conversion.  If on any day a Loan is outstanding with respect to which a Borrowing Request has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)           Manner of Notice.  The Borrower shall give such notices concerning the advance, continuation, or conversion of a Borrowing pursuant to this Section 2.3 by telephone or facsimile (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) pursuant to a Borrowing Request which shall specify the date of the requested advance, continuation or conversion (which shall be a Business Day), the amount of the requested Borrowing, whether such Borrowing is to be advanced, continued, or converted, the Type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the Interest Period applicable thereto.  If the Borrower fails to specify an Interest Period for any Eurocurrency Loan in the applicable Borrowing Request, the Borrower shall be deemed to have selected an Interest Period of one month.  The Borrower agrees that the Administrative Agent may rely on any such telephonic or facsimile notice given by any Person it in good faith believes is an authorized representative of the Borrower without the necessity of independent investigation and that, if any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(d)           Notice to the Lenders.  The Administrative Agent shall give prompt telephonic or facsimile notice to each Lender of any notice received pursuant to this Section 2.3 relating to a Borrowing.  The Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable to each Borrowing of Eurocurrency Loans (but, if such notice is given by telephone, the Administrative Agent shall confirm such rate in writing) promptly after the Administrative Agent has made such determination.

(e)           Borrower’s Failure to Notify.  If the Borrower fails to give notice pursuant to Section 2.3(b) of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurocurrency Loans and has not notified the Administrative Agent by 12:00 P.M. at least three (3) Business Days before the last day of the Interest Period for any Borrowing of

Eurocurrency Loans, the Borrower shall be deemed to have requested the continuation of such Borrowing as a Eurocurrency Loan with an Interest Period of one (1) month so long as no Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing.  Upon the occurrence and during the continuance of any Event of Default, and upon notice thereof from the Administrative Agent to the Borrower (i) each Eurocurrency Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan, and (ii) the obligation of the Lenders to make, continue or convert Loans into Eurocurrency Loans shall be suspended.

(f)            Conversion.  If the Borrower shall elect to convert any particular Borrowing pursuant to this Section 2.3  from one Type of Loan to the other only in part, then, from and after the date on which such conversion shall be effective, such particular Borrowing shall, for all purposes of this Agreement (including, without limitation, for purposes of subsequent application of this sentence) be deemed to instead constitute two Borrowings (each originally advanced on the same date as such particular Borrowing), one comprised of (subject to subsequent conversion in accordance with this Agreement) Eurocurrency Loans in an aggregate principal amount equal to the portion of such Borrowing so elected by the Borrower to be comprised of Eurocurrency Loans and the second comprised of (subject to subsequent conversion in accordance with this Agreement) Base Rate Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to be comprised of Base Rate Loans.  If the Borrower shall elect to have multiple Interest Periods apply to any such particular Borrowing comprised of Eurocurrency Loans, then, from and after the date such multiple Interest Periods commence, such particular Borrowing shall, for all purposes of this Agreement (including, without limitation, for purposes of subsequent application of this sentence), be deemed to constitute a number of separate Borrowings (each originally commencing on the same date as such particular Borrowing) equal to the number of, and corresponding to, the different Interest Periods so selected, each such deemed separate Borrowing corresponding to a particular selected Interest Period comprised of (subject to subsequent conversion in accordance with this Agreement) Eurocurrency Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to have such Interest Period.  This Section 2.3(f) shall be applied appropriately in the event that the Borrower shall make the elections described in the two preceding sentences at the same time with respect to the same particular Borrowing.

Section 2.4.            Interest Periods.  As provided in Section 2.3, at the time of the request, if any, for a Borrowing of Eurocurrency Loans on the Closing Date, or for the continuation or conversion of any Borrowing of Eurocurrency Loans, the Borrower shall select the Interest Period(s) to be applicable to such Loans from among the available options, subject to the limitations in Section 2.3; provided, however, that:

(i)            the Borrower may not select an Interest Period that extends beyond the Maturity Date;

(ii)           whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall either be (i) extended to the next succeeding Business Day, or (ii) in the case of Eurocurrency Loans only, reduced to the immediately preceding Business Day if the next succeeding Business Day is in the next calendar month; and

(iii)          for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no such numerically corresponding day in the month in which an Interest Period is to end or if an Interest Period begins on the last Business Day of a calendar month, then in the case of Eurocurrency Loans only, such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.5.            Funding of Loans.

(a)           Disbursement of Loans.  Not later than 12:00 P.M. with respect to Borrowings of Eurocurrency Loans, and 2:00 P.M. with respect to Base Rate Loans, on the Closing Date, each Lender, subject to all other provisions hereof, shall make available for the account of its applicable Lending Office its Loan comprising its portion of such Borrowing in funds immediately available for the benefit of the Administrative Agent at the Administrative Agent’s Principal Office and according to the payment instructions of the Administrative Agent.  The Administrative Agent shall make the proceeds of each such Borrowing available in immediately available funds to the Borrower (or as directed in writing by the Borrower) on such date to such account or accounts of the Borrower or such other Person as may be designated in writing by the Borrower to the Administrative Agent by the Borrower.  In the event that any Lender does not make such amounts available to the Administrative Agent by the time prescribed above, but such amount is received later that day, such amount may be credited to the Borrower in the manner described in the preceding sentence on the next Business Day (with interest on such amount to begin accruing hereunder on such next Business Day) provided that acceptance by the Borrower of any such late amount shall not be deemed a waiver by the Borrower of any rights it may have against such Lender.  No Lender shall be responsible to the Borrower for any failure by another Lender to fund its portion of a Borrowing, and no such failure by a Lender shall relieve any other Lender from its obligation, if any, to fund its portion of a Borrowing.

(b)           Administrative Agent Reliance on Lender Funding.  Unless the Administrative Agent shall have been notified by a Lender prior to the time at which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon for each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of funds for such amount.  If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but the Borrower will in no event be liable to pay any amounts otherwise due pursuant to Section 2.11 in respect of such repayment.  Nothing in this subsection shall be deemed to relieve any Lender from any obligation to fund any Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.6.            Applicable Interest Rates.

(a)           Base Rate Loans.  Each Base Rate Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or the date of conversion to a Eurocurrency Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the Base Rate from time to time in effect.  The Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).

(b)           Eurocurrency Loans.  Each Eurocurrency Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed, excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or the date of conversion to a Base Rate Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the sum of Adjusted LIBOR plus the Applicable Margin.  The Borrower agrees to pay such interest on each Interest Payment Date for such Eurocurrency Loan and at maturity (whether by acceleration or otherwise) or the date of conversion to a Base Rate Loan.

(c)           Rate Determinations.  The Administrative Agent shall determine each interest rate applicable to the Loans hereunder insofar as such interest rate involves a determination of Base Rate, Adjusted LIBOR or LIBO Rate, or any applicable default rate pursuant to Section 2.7, and such determination shall be conclusive and binding except in the case of the Administrative Agent’s manifest error or willful misconduct.  The Administrative Agent shall promptly give notice to the Borrower and each Lender of each determination of Adjusted LIBOR, with respect to each Eurocurrency Loan.

Section 2.7.            Default Rate.  If any payment of principal on any Loan is not made when due after the expiration of the grace period therefor provided in Section 7.1(a) (whether by acceleration or otherwise), such Loan shall bear interest (computed on the basis of a year of 360, 365 or 366 days, as applicable, and actual days elapsed) after any such grace period expires until such principal then due is paid in full, which the Borrower agrees to pay on demand, at a rate per annum equal to:

(a)           for any Base Rate Loan, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due); and

(b)           for any Eurocurrency Loan, the lesser (i) of the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period for such Loan and, thereafter, at a rate per annum equal to the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due).

It is the intention of the Administrative Agent and the Lenders to conform strictly to usury laws applicable to them.  Accordingly, if the transactions contemplated hereby or any Loan or other Obligation would be usurious as to any of the Lenders under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement, the Notes or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement, the Notes or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by such Lender on the principal amount of the Loans (or, if the principal amount of the Loans shall have been paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Notes, any other Credit Document or otherwise shall be automatically canceled by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans (or if the principal amount of the Loans shall have been paid in full, refunded by such Lender to the Borrower).  In the event the Loans are paid in full by the Borrower prior to the full stated term of the Loans and the interest received from the actual period of the existence of the Loans exceeds the Highest Lawful Rate, the Lenders shall refund to the Borrower the amount of the excess or shall credit the amount of the excess against amounts owing under the Loans and none of the Administrative Agent or the Lenders shall be subject to any of the penalties provided by law for contracting for, taking, reserving, charging or receiving interest in excess of the Highest Lawful Rate.

Section 2.8.            Repayment of Loans; Evidence of Debt.         (a).  The Borrower hereby promises to pay to the Administrative Agent for the account of each Lender, on the Maturity Date, the unpaid amount of each Loan then outstanding.

(b)           Record of Loans by Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and accrued interest payable and paid to such Lender from time to time hereunder.

(c)           Record of Loans by Administrative Agent.  The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Commitments or Loans) at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record, or shall cause to be recorded, in the Register (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or accrued interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.  The Borrower hereby designates GSCP to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.8, and the Borrower hereby agrees that, to the extent GSCP serves in such capacity, GSCP and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnified Parties.”

(d)           Evidence of Obligations.  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Notes.  The Loans outstanding to the Borrower from each Lender shall, at the written request of such Lender, be evidenced by a promissory note of the Borrower payable to such Lender in the form of Exhibit 2.8 (Master Note) (each a “Note”).  The Borrower agrees to execute and deliver to the Administrative Agent, for the benefit of each Lender requesting a promissory note as aforesaid, an original of such promissory note, appropriately completed, to evidence the respective Loans made by such Lender hereunder.

(f)            Recording of Loans and Payments on Notes.  Each holder of a Note shall record on its books and records or on a schedule to its appropriate Note (and prior to any transfer of its Notes shall endorse thereon or on schedules forming a part thereof appropriate notations to evidence) the amount of each Loan outstanding from it to the Borrower, all payments of principal and interest and the principal balance from time to time outstanding thereon, the Type of such Loan and, if a Eurocurrency Loan the Interest Period and interest rate applicable thereto.  Such record, whether shown on the books and records of a holder of a Note or on a schedule to its Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any holder to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans outstanding to it hereunder together with accrued interest thereon.  At the request of any holder of a Note and upon such holder tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such holder to replace any outstanding Note and at such time the first notation appearing on the schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 2.9.            Optional Prepayments.  The Borrower shall have the privilege of prepaying any Base Rate Loans without premium or penalty at any time in whole or at any time and from time to time in part (but, if in part, then in an amount which is equal to or greater than $1,000,000); provided, however, that the Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. on the date of such prepayment.  The Borrower shall have the privilege of prepaying any Eurocurrency Loans (a) without premium or penalty in whole or in part (but, if in part, then in an amount which is equal to or greater than $5,000,000 and in an integral multiple of $100,000 or such smaller amount as needed to prepay a particular Borrowing in full) only on the last Business Day of an Interest Period for such Loan, and (b) at any other time without premium or penalty except for the breakage fees and funding losses that are required to be paid pursuant to Section 2.11; provided, however, that the Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. at least three (3) Business Days before the last Business Day of such Interest Period or the proposed prepayment date.  Any such prepayments shall be made by the payment of the principal amount to be prepaid and accrued and unpaid interest thereon to the date of such prepayment.  Unless otherwise specified in writing by the Borrower, optional prepayments shall be applied to the Loans and other Obligations then outstanding on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

Section 2.10.          Mandatory Prepayments of Loans and Reduction of Commitments.

(a)           Asset Sales.  Following the date of receipt by the Borrower of any Net Asset Sale Proceeds after the Closing Date, the Borrower shall, unless a Reinvestment Notice shall have been delivered to the Administrative Agent in respect thereof, prepay the Loans in an aggregate amount equal to (x) such Net Asset Sale Proceeds, such prepayment to be made no later than the 30th day following the date of receipt by the Borrower of such Net Asset Sale Proceeds or, (y) if a Reinvestment Notice shall have been delivered to the Administrative Agent, the excess, if any, of such Net Asset Sale Proceeds over the Reinvestment Deferred Amount that the Borrower does not reinvest within one year of receipt thereof, such prepayment to be made on the first anniversary of the receipt thereof.

(b)           Insurance/Condemnation Proceeds.  Following the date of receipt by the Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds after the Closing Date, the Borrower shall, unless a Reinvestment Notice shall have been delivered to the Administrative Agent in respect thereof, prepay the Loans in an aggregate amount equal to (x) such Net Insurance/Condemnation Proceeds, such prepayment to be made no later than the 30th day following the date of receipt by the Borrower of such Net Insurance/Condemnation Proceeds or, (y) if a Reinvestment Notice shall have been delivered to the Administrative Agent, the excess, if any, of such Net Insurance/Condemnation Proceeds over the Reinvestment Deferred Amount that the Borrower does not reinvest within one year of receipt thereof, such prepayment to be made on the first anniversary of the receipt thereof.

(c)           Issuance of Equity Securities.  No later than five Business Days following the date of receipt by the Borrower or any of its Subsidiaries of any cash proceeds (net of reasonable attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable customary fees and expenses actually incurred in connection with the issuance of any equity securities by the Borrower or any of its Subsidiaries) from the issuance of any equity securities of the Borrower or any of its Subsidiaries (other than (x) issuances of equity securities to (A) the Borrower, (B) any of the Borrower’s Subsidiaries (including Merger Sub and its Subsidiaries), (C) any Subsidiary that is the survivor of a merger, consolidation or amalgamation with any of the Borrower’s or the Merger Sub’s other Subsidiaries as of the Closing Date and (D) the Former Subsidiary) and (y) pursuant to any compensation plan or substantially similar arrangement with respect to the former or existing employees, officers or directors of (A) the Borrower or any of its Subsidiaries, (B) the Merger Sub or any of its Subsidiaries, (C) the Former Subsidiary or (D) any other entity that was a

Subsidiary of the Borrower or GSF prior to the Closing Date and that is no longer a Subsidiary of the Borrower or the Merger Sub on the Closing Date) (i) to the extent such date of receipt occurs on or prior to the Closing Date, the aggregate amount of the Lenders’ Commitments outstanding on such date shall be automatically and permanently reduced in an aggregate amount equal to 100% of such net cash proceeds, such reduction to be allocated among the Lenders pro rata based on the amount of each such Lender’s Commitment outstanding on such date, and (ii) to the extent such date of receipt occurs after the Closing Date, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such net cash proceeds.

(d)           Issuance of Debt. No later than five Business Days following date of receipt by the Borrower or any of its Subsidiaries of any cash proceeds (net of reasonable attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable customary fees and expenses actually incurred in connection with the incurrence of any such Indebtedness for borrowed money by the Borrower or any of its Subsidiaries) from the incurrence of any Indebtedness for borrowed money of the Borrower or any of its Subsidiaries (other than with respect to any (w) Indebtedness for borrowed money permitted to be incurred pursuant to Section 6.11 (as though such Section were in effect from the Effective Date) and any Guaranty of the Borrower thereof, (x) Intercompany Indebtedness, (y) Indebtedness incurred or assumed pursuant to a Working Capital Facility Agreement (other than any 364-day Working Capital Facility Agreement) or (z) any refinancings, replacements or renewals of any Indebtedness of the Borrower, GSF or any of their respective Subsidiaries outstanding as of the Effective Date) (i) to the extent such date of receipt occurs on or prior to the Closing Date, the aggregate amount of the Lenders’ Commitments outstanding on such date shall be automatically and permanently reduced in an aggregate amount equal to 100% of such net cash proceeds, such reduction to be allocated among the Lenders pro rata based on the amount of each such Lender’s Commitment outstanding on such date, and (ii) to the extent such date of receipt occurs after the Closing Date, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such net cash proceeds.

(e)           Reductions of Commitment and Prepayment Certificate.  Concurrently with any permanent reductions of the aggregate Commitments and any prepayment of the Loans pursuant to Sections 2.10(a) through 2.10(d), the Borrower shall deliver to the Administrative Agent a certificate of an authorized officer demonstrating the calculation of the amount of the applicable net proceeds.  In the event that the Borrower shall subsequently determine that the actual net cash amount required to be applied to the permanent reduction of the aggregate Commitments or prepaid pursuant to this Section 2.10 exceeded the amount set forth in such certificate, the aggregate amount of the Commitments shall be automatically and permanently reduced by the amount of any such excess or the Borrower shall promptly make an additional prepayment of the Loans, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an authorized officer demonstrating the derivation of such excess.

(f)            No Premium or Penalty and Application of Prepayments.  Each mandatory prepayment shall be made without premium or penalty other than the payment of all accrued and unpaid interest on the Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.11.  Any amount required to be paid pursuant to Sections 2.10(a) through 2.10(d) shall be applied first to prepay the Base Rate Loans to the full extent thereof before application to the Eurocurrency Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.11.

Section 2.11.          Breakage Fees.  If any Lender incurs any loss, cost or expense (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan as a result of any of the following events other than any such occurrence as a result of a change of circumstance described in Sections 8.1 or 8.2:

(a)           any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise);

(b)           any failure to make a principal payment of any such Loan on the due date therefor; or

(c)           any failure by the Borrower to borrow, continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 2.3 (other than by reason of a default of such Lender), then the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense.  If any Lender makes such a claim for compensation, it shall provide to the Borrower a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be prima facie evidence of such Lender’s entitlement thereto.  Within ten (10) days of receipt of such certificate, the Borrower shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided herein, unless such Lender has failed to timely give notice to the Borrower of such claim for compensation as provided herein, in which event the Borrower shall not have any obligation to pay such claim.

ARTICLE 3.                                                     FEES AND PAYMENTS.

Section 3.1.            Fees.  Pursuant to the Fee Letter, the Borrower shall pay to (i) the Administrative Agent for its own account the fees agreed to by the Borrower and the Administrative Agent at the time specified therein and (ii) each Arranger for its own respective account the fees agreed to by the Borrower and such Arranger at the times specified therein.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the applicable Arranger, as the case may be.

Section 3.2.            Place and Application of Payments.

(a)           All payments of principal of and interest on the Loans and all fees and other amounts payable by the Borrower under the Credit Documents shall be made by the Borrower to the Administrative Agent, for the benefit of the Lenders entitled to such payments, in immediately available funds on the due date thereof no later than 2:00 P.M. to the account at the Administrative Agent’s Principal Office.  Any payments received by the Administrative Agent from the Borrower after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day.  The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.2, cause to be distributed like funds to each Lender owed an Obligation for which such payment was received, pro rata based on the respective amounts of such type of Obligation then owing to each Lender.

(b)           If any payment received by the Administrative Agent under any Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under the Credit Documents, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order set forth in Section 7.6.  In calculating the amount of Obligations owing each Lender other than for principal and interest on Loans, the Administrative Agent shall only be required to include such other Obligations that Lenders have certified to the Administrative Agent in writing are due to such Lenders.

Section 3.3.            Withholding Taxes.

(a)           Payments Free of Withholding.  Except as otherwise required by law and subject to Section 3.3(b), each payment by the Borrower to any Lender or Administrative Agent under this Agreement or any other Credit Document shall be made without withholding for or on account of any present or future taxes, excluding, in the case of each Lender and the Administrative Agent, the following taxes:

(i)            taxes imposed on, based upon, or measured by such Lender’s or the Administrative Agent’s (as applicable) net income or profits, and branch profits, franchise and similar taxes imposed on it in lieu of net income taxes, in each case by or within the jurisdiction in which the Lender or the Administrative Agent is organized, the jurisdiction of the Lender’s applicable lending office, or (in each case) any political subdivision or taxing authority thereof or therein;

(ii)           taxes imposed on such Lender or the Administrative Agent (as applicable) as a result of a present or former connection between the taxing jurisdiction and such Lender or Administrative Agent, or any affiliate thereof, as the case may be, other than a connection resulting solely from the transactions contemplated by this Agreement;

(iii)          taxes imposed as a result of the transfer by such Lender or Administrative Agent (as applicable) of its interest in this Agreement or any other Credit Document or a designation by such Lender or the Administrative Agent (other than pursuant to Section 8.3(c)) of a new Lending Office (other than taxes imposed as a result of any change in treaty, law or regulation after such transfer of such Lender’s or the Administrative Agent’s interest in this Agreement or any other Credit Document or designation of a new Lending Office, and except to the extent that such Lender or the Administrative Agent was entitled, at the time of such transfer or designation, to receive additional amounts from the Borrower with respect to such taxes);

(iv)          taxes imposed by the United States of America (or any political subdivision thereof or tax authority therein) upon a Lender or Administrative Agent organized under the laws of a jurisdiction outside of the United States, except to the extent that such tax is imposed as a result of any change in applicable law, regulation or treaty (other than any addition of or change in any “anti-treaty shopping,” “limitation of benefits,” or similar provision applicable to a treaty) after the date hereof, in the case of each Lender or Administrative Agent originally a party hereto or, in the case of any Purchasing Lender (as defined in Section 10.10) or other Administrative Agent, after the date on which it becomes a Lender or Administrative Agent, as the case may be; or

(v)           taxes which would not have been imposed but for (a) the failure, other than as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof after the date hereof, of any Lender or the Administrative Agent, as the case may be, to provide (I) the applicable forms described in Section 3.3(b) without regard to Section 3.3(c), or (II) any other form, certification, documentation or proof which is reasonably requested by the Borrower and which is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any taxes for which the Borrower is required pay additional amounts pursuant to this Section 3.3(a), or (b) a determination by a taxing authority or a court of competent jurisdiction that a form, certification, documentation or other proof provided by such Lender or the Administrative Agent to establish an exemption from such tax, assessment or other governmental charge is false;

(all such present or future taxes, excluding only the taxes described in the preceding clauses (i) through (v), being hereinafter referred to as “Indemnified Taxes”).  If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent is free and clear of such Indemnified Taxes (including Indemnified Taxes on such additional amount) and is equal to the amount that such Lender or the Administrative Agent (as the case may be) would have received had withholding of any Indemnified Tax not been made.  If the Borrower pays any Indemnified Taxes, or any penalties or interest in connection therewith, it shall deliver official tax receipts evidencing the payment or certified copies thereof, or other evidence of payment if such tax receipts have not yet been received by the Borrower (with such tax receipts to be delivered within fifteen (15) days after being actually received), to the Lender or the Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) within fifteen (15) days of such payment.  If the Administrative Agent or any Lender pays any Indemnified Taxes, or any penalties or interest in connection therewith, the Borrower shall reimburse the Administrative Agent or that Lender for the payment on demand in the currency in which such payment was made.  Such Lender or the Administrative Agent shall make written demand on the Borrower for reimbursement hereunder no later than ninety (90) days after the earlier of (i) the date on which such Lender or the Administrative Agent makes payment of the Indemnified Taxes, penalties and interest, and (ii) the date on which the relevant taxing authority or other governmental authority makes written demand upon such  Lender or the Administrative Agent for payment of the Indemnified Taxes, penalties and interest.  Any such demand shall describe in reasonable detail such Indemnified Taxes, penalties or interest, including the amount thereof if then known to such Lender or the Administrative Agent, as the case may be.  In the event that such Lender or the Administrative Agent (as applicable) fails to give the Borrower timely notice as provided herein, the Borrower shall not have any obligation to pay such claim for reimbursement.

(b)           U.S. Withholding Tax Exemptions.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent, on or before the date such Lender becomes a party to this Agreement, (i) two duly completed and signed copies of Form W-8BEN or Form W-8IMY as applicable, or any successor form (in each case entitling such Lender to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Credit Documents), and in the case of a Lender claiming exemption from U.S. federal withholding tax under section 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit 3.3, or (ii) two duly completed and signed copies of Form W-8ECI or any successor form (relating to all amounts to be received by such Lender, including fees, pursuant to the Credit Documents) of the United States Internal Revenue Service, and any other form of the United States Internal Revenue Service reasonably necessary to accomplish exemption from withholding obligations or to facilitate the Administrative Agent’s performance under this Agreement.  Thereafter and from time to time upon the written request of the Borrower or the Administrative Agent, subject to Section 3.3(c) below, each such Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be required under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Credit Documents.  Each Lender that is a United States person shall submit to the Borrower, on or before the date such Lender becomes a party to this Agreement, a Form W-9 certifying that it is such a United States person and is exempt from backup withholding under Section 3406 of the Code.

(c)           Inability of Lender to Submit Forms.  If any Lender determines in good faith that (i) it is required to withdraw or cancel any form or certificate previously submitted to the Borrower or the Administrative Agent pursuant to subsection (b) of this Section 3.3, or (ii) any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact, and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d)           Refund of Taxes.  If any Lender or the Administrative Agent reasonably determines that it has received a refund of any Indemnified Tax or any tax referred to in Section 10.3 with respect to which the Borrower has paid any amount pursuant to this Section 3.3 or Section 10.3, such Lender or the Administrative Agent (as applicable) shall pay the amount of such refund (including interest only to the extent received by such Lender or the Administrative Agent with respect thereto), net of any expenses incurred, to the Borrower within fifteen (15) days after receipt thereof.  A Lender or the Administrative Agent shall provide, at the sole cost and expense of the Borrower, such assistance as the Borrower may reasonably request in order to obtain such a refund; provided, however, that neither the Administrative Agent nor any Lender shall in any event be required to disclose any information to the Borrower with respect to the overall tax position of the Administrative Agent or such Lender or any other information the Administrative Agent or such Lender considers confidential.

ARTICLE 4.                                                     CONDITIONS PRECEDENT.

Section 4.1.            Effective Date.  This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.11):

(a)           The Administrative Agent shall have received duly executed counterparts of this Agreement (including by facsimile or other electronic means), together with any Schedules hereto, and the following documents, certificates or written statements, all in customary form and substance:

(i)            Certificates of Officers.  Certificates of the Secretary or an Assistant Secretary of the Borrower dated as of the Effective Date containing specimen signatures of the persons authorized to execute this Agreement and the Notes, if any, on the Borrower’s behalf, together with and certifying as to (x) copies of resolutions of the Board of Directors or other appropriate body of the Borrower authorizing the execution and delivery of this Agreement and the Notes, if any, and the borrowing of the Loans under this Agreement, (y) copies of the Borrower’s memorandum of association and articles of association and other publicly filed organizational documents in its jurisdiction of incorporation and bylaws and other governing documents, if any, and (z) a certificate of incorporation and a certificate of good standing from the appropriate governing agency of the Borrower’s jurisdiction of incorporation;

(ii)           Opinions of Counsel.  The opinions of (x) Baker Botts LLP, counsel for the Borrower, in the form of Exhibit 4.1A, (y) Eric B. Brown, General Counsel of the Borrower, in the form of Exhibit 4.1B, and (z) Walkers, Cayman Islands counsel for the Borrower, in the form of Exhibit 4.1C, each dated as of the Effective Date (and the Borrower hereby instructs such counsel to deliver such opinions to the Agents and the Lenders); and

(iii)          Closing Certificate.  Certificate of the President or a Vice President of the Borrower as to the satisfaction of all conditions set forth in clauses (b) and (c) of this Section 4.1.

(b)           Each of the Effective Date Representations shall be true and correct in all material respects as of the Effective Date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

(c)           No Default or Event of Default pursuant to Section 7.1(d) (solely with respect to the Effective Date Representations), 7.1(f) or 7.1(g) shall have occurred and be continuing.

(d)           Payment of all reasonable and documented costs and all expenses incurred through the Effective Date then due and owing to the Administrative Agent and any fees then due and owing to the Agents and the Arrangers pursuant to this Agreement, the Fee Letter and as otherwise agreed in writing by the Borrower.

(e)           The Arrangers shall have received such documentation and information as is reasonably requested in writing at least 5 Business Days prior to the Effective Date by the Administrative Agent about the Borrower in respect of applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

Section 4.2.            Closing Date.  The obligation of each Lender to advance the Loans hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent shall have received the following documents, certificates or written statements:

(i)            Notes.  All originally executed Notes for which the Borrower receives a written request thereof at least ten (10) Business Days prior to the Closing Date;

(ii)           Regulatory Filings and Approvals.  Copies of all material governmental and third party consents required in respect of the Borrowing of the Loans on the Closing Date; and

(iii)          Closing Certificate.  Certificate of the President or a Vice President of the Borrower as to the satisfaction of all conditions set forth in clauses (c) and (d) of this Section 4.2.

(b)           Concurrently or substantially concurrently with the making of Loans hereunder, the Merger and Reclassification shall have been consummated in accordance with the terms of the Merger Agreement and the other Merger Documentation.  All conditions precedent to the consummation of the Merger in the Merger Agreement shall have been satisfied or waived (with the prior consent (not to be unreasonably withheld or delayed) of the Arrangers (other than with respect to the waiver of the financing condition) to the extent the Arrangers reasonably determine any such waiver is materially adverse to the Lenders).

(c)           Each of the representations and warranties of the Borrower and its Subsidiaries set forth herein shall be true and correct in all material respects as of the Closing Date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

(d)           No Default or Event of Default shall have occurred and be continuing or would occur as a result of the Borrowing of the Loans on the Closing Date.

(e)           The Borrowing of the Loans on the Closing Date shall not result in the Borrower or any Lender being in non-compliance with or in violation of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(f)            Payment of all reasonable and documented costs and all expenses incurred through the Closing Date then due and owing to the Administrative Agent and any fees then due and owing to the Agents and the Arrangers pursuant to this Agreement, the Fee Letter and as otherwise agreed in writing by the Borrower.

(g)           The Arrangers shall have received (i) at least 30 days prior to the Closing Date, audited financial statements of each of the Borrower and GSF for each of the three fiscal years immediately preceding the Merger and ended at least 90 days prior to the Closing Date; (ii) at least 10 days prior to the Closing Date, unaudited financial statements for any interim period or periods of each of the Borrower and GSF ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date; (iii) any additional audited and unaudited financial statements for all recent, probable or pending acquisitions; and (iv) customary pro forma financial statements, in each case meeting the requirements of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended, for proxy statements.

(h)           The Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder and (iii) made arrangements with respect to the cancellation of any letters of credit outstanding thereunder.

ARTICLE 5.                                                     REPRESENTATIONS AND WARRANTIES.

Subject in each case to the disclosures made in the Merger Agreement, including, without limitation, the Transocean Disclosure Letter and GlobalSantaFe Disclosure Letter (each term as defined in the Merger Agreement), the Borrower represents and warrants to each Lender and Administrative Agent on the Effective Date (solely with respect to the Effective Date Representations) and on the Closing Date as follows:

Section 5.1.            Corporate Organization. The Borrower and each of its material Subsidiaries: (i) is duly organized and existing in good standing under the laws of the jurisdiction of its organization; (ii) has all necessary organizational power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (iii) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing, as the case may be, would not have a Closing Date Material Adverse Effect.

Section 5.2.            Power and Authority; Validity.  The Borrower has the organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary company action to authorize the execution, delivery and performance of such Credit Documents.  The Borrower has duly executed and delivered each Credit Document to which it is a party, and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.

Section 5.3.            No Violation.  Neither the execution, delivery or performance by the Borrower of the this Agreement and the other Credit Documents to which it is a party nor compliance by it with the terms and provisions hereof or thereof and any other transactions contemplated herein or therein, will (a) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (b) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of the Borrower or any of its Subsidiaries under, the terms of any material contractual obligation to which the Borrower or any of its Subsidiaries is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (c) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of the Borrower or any of its Subsidiaries.

Section 5.4.            Litigation.  Except as set forth in Schedule 5.4 hereto, there are no actions, suits, proceedings, counterclaims or Environmental Claims (including, without limitation, derivative or injunctive actions) pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries that are reasonably likely to have a Closing Date Material Adverse Effect.

Section 5.5.            Use of Proceeds; Margin Regulations.

(a)           Use of Proceeds.  The proceeds of the Loans shall only be used to fund the Merger Cash Consideration and the fees, costs and expenses payable by the Borrower or any of its Subsidiaries on or before the Closing Date in connection with the Transactions and any other transaction contemplated by the Credit Documents.

(b)           Margin Stock.  Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock.  No proceeds of the Loans will be used for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System.  After application of the proceeds of the Loans, less than 25% of the assets of each of the Borrower and its Subsidiaries consists of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

Section 5.6.            Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.7.            True and Complete Disclosure.  All factual information (taken as a whole) furnished by the Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Lender in connection with any Credit Document or the Confidential Information Memorandum or any transaction contemplated therein did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not materially misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Lenders prior to the date of this Agreement.

Section 5.8.            Financial Statements.  The financial statements heretofore delivered to the Lenders for the Borrower’s three fiscal years immediately preceding the Merger and ended at least 90 days prior to the Closing Date, and for the Borrower’s fiscal quarters and year-to-date periods ended after the date of the audited financial statements for the fiscal year immediately preceding the Closing Date and at least 45 days prior to the Closing Date, have been prepared in accordance with GAAP applied on a basis consistent, except as otherwise noted therein, in accordance with GAAP, with the Borrower’s financial statements for the previous fiscal year.  Such annual and quarterly financial statements fairly present in all material respects on a consolidated basis the financial position of the Borrower as of the dates thereof, and the results of operations for the periods indicated, subject in the case of interim financial statements, to normal year-end audit adjustments and omission of certain footnotes (as permitted by the SEC).  As of the Closing Date, (a) the Borrower and its Subsidiaries (other than GSF), considered as a whole, and (b) GSF had no material contingent liabilities or material Indebtedness required under GAAP to be disclosed in a consolidated balance sheet of the Borrower or GSF, as applicable, that were not (i) in the case of the Borrower and its Subsidiaries (other than GSF) included in the financial statements referred to in this Section 5.8 or disclosed in the notes thereto or in writing to the Administrative Agent (with a written request to the Administrative Agent to distribute such disclosure to the Lenders) unless otherwise permitted under this Agreement and (ii) in the case of GSF, included in the pro forma consolidated financial statements included in the final joint proxy statement required to be filed with the SEC in connection with the Merger prior to the Closing Date meeting the requirements of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended, for such joint proxy statement.

Section 5.9.            No Closing Date Material Adverse Change.  Since December 31, 2006, there has not been or continued to exist any event, change, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had or is reasonably likely to have a Closing Date Material Adverse Effect.

Section 5.10.          Taxes.  The Borrower and its Subsidiaries have filed all material tax returns required to be filed, whether in the United States or in any foreign jurisdiction, and all such tax returns are true, correct and complete in all material respects.  The Borrower and its Subsidiaries have paid all governmental taxes, rates, assessments, fees, imposts, duties, charges and levies, including any interest penalties and additions thereto (collectively, “Taxes”) shown to be due and payable on such returns or on any assessments made against Borrower and its Subsidiaries or any of their properties (other than any such assessments, fees, charges or levies that are not more than ninety (90) days past due, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or which the failure to pay could not reasonably be expected to have a Closing Date Material Adverse Effect).

Section 5.11.          Consents.  On the Closing Date, all material consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Borrower in order to obtain the Loans hereunder have been or will have been obtained or made and are or will be in full force and effect.

Section 5.12.          Insurance.  The Borrower and its material Subsidiaries currently maintain in effect, with responsible insurance companies, including captive insurance companies, or through self-insurance, insurance against any loss or damage to all insurable property and assets owned by it, which insurance is of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and operating like property or assets (subject to self-insured retentions and deductibles), and insurance with respect to employers’ and public and product liability risks (subject to self-insured retentions and deductibles).

Section 5.13.          Intellectual Property.  The Borrower and its Subsidiaries own or hold valid licenses to use all the patents, trademarks, permits, service marks, and trade names that are necessary to the operation of the business of the Borrower and its Subsidiaries as presently conducted, except where the failure to own, or hold valid licenses to use, such patents, trademarks, permits, service marks, and trade names could not reasonably be expected to have a Closing Date Material Adverse Effect.

Section 5.14.          Ownership of Property.  The Borrower and its Subsidiaries have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other property, subject to no Liens except Permitted Liens, except where the failure to have such title or leasehold interest in such property could not reasonably be expected to have a Closing Date Material Adverse Effect.

Section 5.15.          Existing Indebtedness.

(a)           Schedule 5.15 contains a complete and accurate list of (1) all Indebtedness outstanding as of the Effective Date, with respect to (i) the Borrower and its Subsidiaries and (ii) GSF and its Subsidiaries and (2) any Angola Debt or Pacific Drilling Debt to be incurred by the Borrower or its Subsidiaries on or prior to the Closing Date, in each case in a principal amount of $30,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $30,000,000) or more (other than the Obligations hereunder and Indebtedness permitted by Section 6.11(b) through 6.11(j) (as if such Sections were in effect and applicable on the Effective Date)) and permitted by Section 6.11(a) (as if such Section were in effect and applicable on the Effective Date), in each case showing the aggregate principal amount thereof, the name of the respective borrower and any other entity which directly or indirectly guaranteed such Indebtedness, and the scheduled payments of such Indebtedness.

(b)           On the Closing Date, the Borrower and its Subsidiaries (including the Merger Sub and its Subsidiaries) shall have no Indebtedness outstanding other than the Indebtedness listed on Schedule 5.15 (which Schedule may be updated on the Closing Date to reflect the then outstanding aggregate principal amount of any Indebtedness described on such Schedule; provided that if (i) no Indebtedness is outstanding on the Closing Date in respect of any Angola Debt or Pacific Drilling Debt or (ii) the aggregate principal amount of any Angola Debt or Pacific Drilling Debt outstanding on the Closing Date is less than $30,000,000, then in each case such Schedule shall be updated to remove any references to Angola Debt or Pacific Drilling Debt or any Guaranties thereof) and any other Indebtedness the Borrower and its Subsidiaries are permitted to incur, assume or suffer to exist hereunder.

Section 5.16.          Existing Liens.

(a)           Schedule 5.16 contains a complete and accurate list of all Liens (1) outstanding as of the Effective Date, with respect to (i) the Borrower and its Subsidiaries and (ii) GSF and its Subsidiaries, and (2) on any Angola Debt or Pacific Drilling Debt to be incurred by the Borrower or its Subsidiaries on or prior to the Closing Date, in each case where the Indebtedness or other obligations secured by such Lien is in a principal amount of $30,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $30,000,000) or more (other than the Liens permitted by Section 6.10(b) through (r) (as if such Sections were in effect and applicable on the Effective Date)), and permitted by Section 6.10(a) (as if such Section were in effect and applicable on the Effective Date), in each case showing the name of the Person whose assets are subject to such Lien, the aggregate principal amount of the Indebtedness secured thereby, and a description of the Agreements or other instruments creating, granting, or otherwise giving rise to such Lien.

(b)           On the Closing Date, the Borrower and its Subsidiaries (including the Merger Sub and its Subsidiaries) shall have no Lien outstanding other than the Liens listed on Schedule 5.16 (which Schedule may be updated on the Closing Date to conform to any changes made on the Closing Date to Schedule 5.15 pursuant to Section 5.15(b)) and any other Permitted Liens.

Section 5.17.          Employee Benefit Plans.  The Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except for any such non-compliance or non-performance which could not reasonably be expected to result in a Closing Date Material Adverse Effect.  No liability to the PBGC (other than required premium payments), the U.S. Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates with respect to any Employee Benefit Plan, except for any such liability which could not reasonably be expected to result in a Closing Date Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a Closing Date Material Adverse Effect.  No Plan has Unfunded Vested Liabilities which could reasonably be expected to result in a Closing Date Material Adverse Effect.  As of the most recent valuation date for each Multiemployer Plan the potential liability of the Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, could not reasonably be expected to result in a Closing Date Material Adverse Effect.  The Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except for any such non-compliance which could not reasonably be expected to result in a Closing Date Material Adverse Effect.

Section 5.18.          Patriot Act.  To the extent applicable, the Borrower is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 6.                                                     COVENANTS.

The Borrower covenants and agrees that, commencing on the Closing Date and thereafter so long as any Loan, Note, Commitment or any other Obligation is due and payable hereunder:

Section 6.1.            Corporate Existence.  Each of the Borrower and its material Subsidiaries will preserve and maintain its organizational existence, except (i) for the dissolution of any material Subsidiaries whose assets are transferred to the Borrower or any of its Subsidiaries or disposed of or transferred in accordance with Section 2.10, (ii) for mergers or other business combinations of the Borrower permitted under Section 6.9 and mergers or other business combinations of any Subsidiary of the Borrower into the Borrower or another Subsidiary of the Borrower, (iii) where the failure to preserve, renew or keep in full force and effect the existence of any Subsidiary could not reasonably be expected to have a Material Adverse Effect, or (iv) as otherwise expressly permitted in this Agreement.

Section 6.2.            Maintenance.  Each of the Borrower and its material Subsidiaries will maintain, preserve and keep its properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.2 shall prevent the Borrower or any material Subsidiary from discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the judgment of the Borrower or any material Subsidiary, as applicable, desirable in the conduct of its business.

Section 6.3.            Taxes.  Each of the Borrower and its Subsidiaries will duly pay and discharge all Taxes upon or against it or its properties within ninety (90) days after becoming due or, if later, prior to the date on which penalties are imposed for such unpaid Taxes, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP, or (ii) the failure to effect such payment or discharge could not reasonably be expected to have a Material Adverse Effect.

Section 6.4.            ERISA.  Each of the Borrower and its Subsidiaries will timely pay and discharge all obligations and liabilities arising under ERISA or otherwise with respect to each Plan of a character which if unpaid or unperformed might result in the imposition of a material Lien against any properties or assets of the Borrower or any material Subsidiary and will promptly notify the Administrative Agent upon an officer of the Borrower becoming aware thereof, of (i) the occurrence of any reportable event (within the meaning of Section 4043 of ERISA) relating to a Plan (other than a multiemployer plan as defined in Section 3(37) of ERISA), so long as the event thereunder could reasonably be expected to have a Material Adverse Effect, other than any such event with respect to which the PBGC has waived notice by regulation; (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor; (iii) the Borrower’s or any of its Subsidiaries’ intention to terminate or withdraw from any Plan if such termination or withdrawal would result in liability under Title IV of ERISA, unless such termination or withdrawal could not reasonably be expected to have a Material Adverse Effect; and (iv) the receipt by the Borrower or its Subsidiaries of notice of the occurrence of any event that could reasonably be expected to result in the incurrence of any liability (other than for benefits), fine or penalty to the Borrower and/or to the Borrower’s Subsidiaries, or any plan amendment that could reasonably be expected to increase the contingent liability of the Borrower and its Subsidiaries, taken as a whole, in either case in connection with any post-retirement benefit under a welfare plan (subject to ERISA), unless such event or amendment could not reasonably be expected to have a Material Adverse Effect.  The Borrower will also promptly notify the Administrative Agent of (i) any material contributions to any Foreign Plan that have not been made by the required due date for such contribution if such default could reasonably be expected to have a Material Adverse Effect; (ii) any Foreign Plan that is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time if such underfunding (together with any penalties likely to result) could reasonably be expected to have a Material Adverse Effect, and (iii) any material change anticipated to any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.

Section 6.5.            Insurance.  Each of the Borrower and its material Subsidiaries will maintain or cause to be maintained, with responsible insurance companies, including captive insurance companies, or through self-insurance, insurance against any loss or damage to all insurable property and assets owned by it, such insurance to be of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and operating like property or assets (subject to self-insured retentions and deductibles) and will (subject to self-insured retentions and deductibles) maintain or cause to be maintained insurance with respect to employers’ and public and product liability risks.

Section 6.6.            Financial Reports and Other Information.

(a)           Periodic Financial Statements and Other Documents.  The Borrower, its Subsidiaries and any SPVs will maintain a system of accounting in such manner as will enable preparation of financial statements in accordance with GAAP and will furnish to the Lenders and their respective authorized representatives such information about the business and financial condition of the Borrower, its Subsidiaries and any SPVs as any Lender may reasonably request; and, without any request, will furnish to the Administrative Agent:

(i)            within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income and retained earnings and of cash flows for such fiscal quarter and for the portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be in reasonable detail or in the form filed with the SEC, and certified by the chief financial officer of the Borrower that they fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments and the omission of any footnotes as permitted by the SEC (publicly filing the Borrower’s Form 10-Q with the SEC in any event will satisfy the requirements of this subsection subject to Section 6.6(b) and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto));

(ii)           within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year and setting forth consolidated comparative figures as of the end of and for the preceding fiscal year, audited by an independent nationally-recognized accounting firm and in the form filed with the SEC (publicly filing the Borrower’s Form 10-K with the SEC in any event will satisfy the requirements of this subsection subject to Section 6.6(b) and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto));

(iii)          to the extent actually prepared and approved by the Borrower’s board of directors and delivered or required to be delivered to any Other Debt Holder, a projection of the Borrower’s consolidated balance sheet and consolidated income, retained earnings and cash flows for its current fiscal year showing such projected budget for each fiscal quarter of the Borrower ending during such year; and

(iv)          within ten (10) days after the sending or filing thereof, copies of all financial statements, projections, documents and other communications that the Borrower sends to its stockholders generally or publicly files with the SEC or any similar governmental authority (and is publicly available); provided that publicly filing such documents with the SEC in any event will satisfy the requirements of this subsection subject to Section 6.6(b) and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto.

The Administrative Agent will forward promptly to the Lenders the information provided by the Borrower pursuant to (i) through (iv) above.

(b)           Compliance Certificates.  Within the sixty (60) day or one hundred twenty (120) day time periods set forth in subsections (i) and (ii) of Section 6.6(a) for furnishing financial statements, the Borrower shall deliver (i) additional information setting forth calculations excluding the effects of any SPVs and containing such calculations for any SPVs as reasonably requested by the Administrative Agent, and (ii) (x) a written certificate signed by the Borrower’s chief financial officer (or other financial officer of the Borrower), in his or her capacity as such, to the effect that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same, and (y) a Compliance Certificate in the form of Exhibit 6.6 showing the Borrower’s compliance with certain of the covenants (to the extent then applicable) set forth herein.

(c)           Certification of Public Information.  Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 6.6, the Borrower shall indicate in writing whether such document or notice contains Nonpublic Information.  The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 6.6 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 6.6 contains Nonpublic Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities.

(d)           Notice of Events Relating to Environmental Laws and Claims.  Promptly after any officer of the Borrower obtains knowledge of any of the following, the Borrower will provide the Administrative Agent with written notice in reasonable detail of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:

(i)            any pending or threatened Environmental Claim against the Borrower, any of its Subsidiaries or any SPV or any property owned or operated by the Borrower, any of its Subsidiaries or any SPV;

(ii)           any condition or occurrence on any property owned or operated by the Borrower, any of its Subsidiaries or any SPV that results in noncompliance by the Borrower, any of its Subsidiaries or any SPV with any Environmental Law; and

(iii)          the taking of any material remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by the Borrower, any of its Subsidiaries or any SPV other than in the ordinary course of business.

To the extent delivered or required to be delivered to any Other Debt Holder, the Borrower shall provide the Administrative Agent with copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrower or any of its Subsidiaries or any SPV or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any property owned or operated by the Borrower, any of its Subsidiaries or any SPV or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e)           Notices of Default, Litigation, Etc.  The Borrower will promptly, and in any event within five (5) Business Days, after an officer of the Borrower has knowledge thereof, give written notice to the Administrative Agent (who will in turn provide notice to the Lenders) of:  (i) the occurrence of any Default or Event of Default; (ii) any litigation or governmental proceeding of the type described in Section 5.4; (iii) any circumstance that has had or could reasonably be expected to have a Material Adverse Effect; (iv) the occurrence of any event which has resulted in a breach of, or is reasonably expected to result in a breach of, Section 6.16; and (v) any notice received by it, any Subsidiary or any SPV from the holder(s) of Indebtedness of the Borrower, any Subsidiary or any SPV in an amount which, in the aggregate, exceeds $125,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $125,000,000), where such notice states or claims the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness; provided that, to the extent that the Borrower gives or is required to give any Other Debt Holder written notice of the type of notice described in subclause (v) received by it, any Subsidiary or any SPV from the holder(s) of Indebtedness (irrespective of the amount of Indebtedness so held) of the Borrower, any Subsidiary or any SPV, then and in such event, the Borrower shall promptly, and in any event within five (5) Business Days of such event, give written notice of the same to the Administrative Agent (who will in turn provide notice thereof to the Lenders).

Section 6.7.            Lender Inspection Rights.  Upon reasonable notice from the Administrative Agent or any Lender, the Borrower will permit the Administrative Agent or any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) during normal business hours at such entity’s sole expense unless a Default or Event of Default shall have occurred and be continuing, in which event at the Borrower’s expense, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with the Administrative Agent and any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) the affairs, finances and accounts of the Borrower and its Subsidiaries), all as often, and to such extent, as may be reasonably requested.  The chief financial officer of the Borrower and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Administrative Agent or the Lenders and such accountants.  The Administrative Agent agrees to use reasonable efforts to minimize, to the extent practicable, the number of separate requests from the Lenders to exercise their rights under this Section 6.7 and/or Section 6.6 and to coordinate the exercise by the Lenders of such rights.

Section 6.8.            Conduct of Business.  The Borrower and its Subsidiaries will not primarily engage in any business other than (i) the contract drilling business, (ii) the provision of services to the energy industry, (iii) other existing businesses described in the Borrower’s and GSF’s current SEC reports, or (iv) any related businesses (each a “Permitted Business”).

Section 6.9.            Restrictions on Fundamental Changes.  The Borrower shall not merge, amalgamate or consolidate with any other Person, or cause or permit any dissolution of the Borrower or liquidation of its assets, or sell, transfer or otherwise dispose of all or substantially all of the Borrower’s assets, except that:

(a)           The Borrower may merge into or amalgamate or consolidate with, any other Person if, upon the consummation of any such merger, amalgamation or consolidation, the Borrower is the surviving Person to any such merger, amalgamation or consolidation;

(b)           The Borrower may sell or transfer all or substantially all of its assets (including stock in its Subsidiaries) to any Person if such Person is a Subsidiary of the Borrower (or a Person who will contemporaneously therewith become a Subsidiary of the Borrower); and

(c)           The Borrower and its Subsidiaries may consummate the Merger and the other Transactions;

provided in the case of any transaction described in the preceding clauses (a) and (b), no Default or Event of Default shall exist immediately prior to, or after giving effect to, such transaction.

Section 6.10.          Liens.  The Borrower and its Subsidiaries (including the Merger Sub and its Subsidiaries) shall not create, incur, assume or suffer to exist any Lien of any kind on any property or asset of any kind of the Borrower and its Subsidiaries (including the Merger Sub and its Subsidiaries), except the following (collectively, the “Permitted Liens”):

(a)           Liens existing on the Closing Date (each such Lien, to the extent it secures Indebtedness or other obligations in an aggregate amount of $30,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $30,000,000) or more, in each case being described on Schedule 5.16 attached hereto);

(b)           Liens arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, assessments, public or statutory obligations or other similar charges, good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit in connection with) bids, performance, return-of-money or payment bonds, contracts or leases to which the Borrower or its Subsidiaries are parties or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not for Indebtedness for borrowed money and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(c)           mechanics’, workmen’s, materialmen’s, landlords’, carriers’, maritime or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than thirty (30) days if such Liens arise with respect to domestic assets and for more than ninety (90) days if such Liens arise with respect to foreign assets, or, if so overdue, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(d)           Liens for Taxes not more than ninety (90) days past due or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(e)           Liens imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(f)            Liens arising out of judgments or awards against the Borrower or any of its Subsidiaries, or in connection with surety or appeal bonds or the like in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or for which the Borrower or such Subsidiary shall be prosecuting on appeal or proceeding for review, and for which it shall have obtained (within thirty (30) days with respect to a judgment or award rendered in the United States or within sixty (60) days with respect to a judgment or award rendered in a foreign jurisdiction after entry of such judgment or award or expiration of any previous such stay, as applicable) a stay of execution or the like pending such appeal or proceeding for review; provided, that the aggregate amount of uninsured or underinsured liabilities (net of customary deductibles, and including interest, costs, fees and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed the Dollar Equivalent of $125,000,000 at any one time outstanding;

(g)           Liens on fixed or capital assets acquired, constructed, improved, altered or repaired by the Borrower or any Subsidiary and related contracts, intangibles and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom; provided that (i) such Liens secure Indebtedness otherwise permitted by this Agreement, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be, and (iv) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary;

(h)           Liens securing Interest Rate Protection Agreements or Currency Rate Protection Agreements incurred in the ordinary course of business and not for speculative purposes;

(i)            Liens on property existing at the time such property is acquired by the Borrower or any Subsidiary of the Borrower and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions, accessions and betterments thereto), and Liens on the assets of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such Person becoming a Subsidiary of the Borrower (or on repairs, renewals, replacements, additions, accessions and betterments thereto);

(j)            any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing subsections (a) through (i), provided, however, that the principal amount of Indebtedness secured thereby does not exceed the principal amount secured at the time of such extension, renewal or replacement (other than amounts incurred to pay costs of such extension, renewal or replacement), and that such extension, renewal or replacement is limited to the property already subject to the Lien so extended, renewed or replaced (together with accessions and improvements thereto and replacements thereof);

(k)           rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;

(l)            rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person;

(m)          rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

(n)           encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

(o)           any zoning use, planning, environmental or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any property;

(p)           Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);

(q)           Liens on property securing Non-recourse Debt;

(r)            Liens on the stock or assets of SPVs;

(s)           other Liens created in connection with securitization programs, if any, of the Borrower and its Subsidiaries;

(t)            Liens securing Indebtedness or other obligations (i) of the Borrower in favor of any Subsidiary of the Borrower and (ii) of any Subsidiary in favor of the Borrower or any other Subsidiary of the Borrower; and

(u)           Liens (not otherwise permitted by this Section 6.10) securing Indebtedness (or other obligations) not exceeding at the time of incurrence thereof (together with all such other Liens securing Indebtedness (or other obligations) outstanding pursuant to this clause (u) at such time) ten percent (10%) of Consolidated Tangible Net Worth.

Section 6.11.          Subsidiary Indebtedness.  The Borrower shall not permit its Subsidiaries (including the Merger Sub and its Subsidiaries) to incur, assume or suffer to exist any Indebtedness, except:

(a)           existing Indebtedness outstanding on the Closing Date (such Indebtedness, to the extent the principal amount thereof is $30,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $30,000,000) or more, in each case being described on Schedule 5.15 attached hereto), and any subsequent extensions, renewals or refinancings thereof (i) so long as such Indebtedness is not increased in amount (other than amounts incurred to pay costs of such extension, renewal or refinancing), the scheduled maturity date thereof (if prior to the Maturity Date) is not accelerated, the interest rate per annum applicable thereto is not increased, any scheduled amortization of principal thereunder prior to the Maturity Date is not shortened and the payments thereunder are not increased, or (ii) such extensions, renewals or refinancings are otherwise expressly permitted by, and are effected pursuant to, another clause in this Section 6.11 (other than clause (k) hereof);

(b)           Guaranties of Indebtedness under the Credit Documents;

(c)           intercompany loans and advances to the Borrower or its Subsidiaries, and intercompany loans and advances from any of such Subsidiaries or SPVs to the Borrower or any other Subsidiaries of the Borrower;

(d)           Indebtedness under any Interest Rate Protection Agreements and any Currency Rate Protection Agreements;

(e)           Indebtedness (i) under unsecured lines of credit for overdrafts or for working capital purposes in foreign countries with financial institutions, and (ii) arising from the honoring by a bank or other Person of a check, draft or similar instrument inadvertently drawing against insufficient funds, all such Indebtedness not to exceed the Dollar Equivalent of $300,000,000 in the aggregate at any time outstanding, provided that amounts under overdraft lines of credit or outstanding as a result of drawings against insufficient funds shall be outstanding for one (1) Business Day before being included in such aggregate amount;

(f)            Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Borrower or is merged, consolidated or amalgamated with or into the Borrower or any Subsidiary of the Borrower and not incurred in contemplation of such transaction, and extensions, renewals or refinancings thereof that do not increase the amount of such Indebtedness (other than amounts included to pay costs of such extension, renewal or refinancing);

(g)           Indebtedness (i) under Performance Guaranties and Performance Letters of Credit and (ii) with respect to letters of credit issued in the ordinary course of business;

(h)           Indebtedness created in connection with securitization programs, if any;

(i)            Indebtedness (not otherwise permitted under any other clause of this Section 6.11) in an aggregate principal amount outstanding for all Subsidiaries not exceeding at the time of incurrence thereof (together with all such other Indebtedness outstanding pursuant to this clause (i) at such time) ten percent (10%) of Consolidated Net Assets (the “Subsidiary Debt Basket Amount”);

(j)            other Indebtedness of a Subsidiary not otherwise permitted under any other clause of this Section 6.11 so long as such Subsidiary has in force a Subsidiary Guaranty in substantially the form of Exhibit 6.11, provided that such Subsidiary Guaranty shall contain a provision that such Subsidiary Guaranty and all obligations thereunder of the Guarantor party thereto shall be terminated upon delivery to the Administrative Agent by the Borrower of a certificate stating that (x) the aggregate principal amount of Indebtedness of all Subsidiaries outstanding pursuant to the preceding clause (i) and this clause (j) is equal to or less than the Subsidiary Debt Basket Amount, and (y) no Default or Event of Default has occurred and is continuing; and

(k)           extensions, renewals or replacements of Indebtedness permitted by this Section 6.11 that do not increase the amount of such Indebtedness (other than amounts incurred to pay costs of such extension, renewal or refinancing).

Section 6.12.          Use of Property and Facilities; Environmental Laws.  The Borrower and its Subsidiaries shall comply in all material respects with all Environmental Laws applicable to or affecting the properties or business operations of the Borrower or any Subsidiary of the Borrower, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 6.13.          Transactions with Affiliates.  Except as otherwise specifically permitted herein or as described on Schedule 6.13 attached hereto, the Borrower and its Subsidiaries shall not (except pursuant to contracts outstanding as of (i) with respect to the Borrower, the Effective Date or (ii) with respect to any Subsidiary of the Borrower, the Effective Date or, if later, the date such Subsidiary first became a Subsidiary of the Borrower, including, without limitation, any Employee Benefit Plans or related trusts) enter into or engage in any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Controlling Affiliate (other than Persons controlled by the Borrower), including without limitation, the purchase from, sale to or exchange of property with, any merger, amalgamation or consolidation with or into, or the rendering of any service by or for, any Controlling Affiliate (other than Persons controlled by the Borrower), except pursuant to the requirements of the Borrower’s or such Subsidiary’s business and unless such transaction or arrangement or series of related transactions or arrangements, taken as a whole, are no less favorable to the Borrower or such Subsidiary (other than a wholly owned Subsidiary) than would be obtained in an arms’ length transaction with a Person not a Controlling Affiliate (other than Persons controlled by the Borrower).

Section 6.14.          Sale and Leaseback Transactions.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into, assume, or suffer to exist any Sale-Leaseback

Transaction, except any such transaction that may be entered into, assumed or suffered to exist without violating any other provision of this Agreement, including without limitation, Section 6.16.

Section 6.15.          Compliance with Laws.  Without limiting any of the other covenants of the Borrower in this Article 6, the Borrower and its Subsidiaries shall conduct their business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that this Section 6.15 shall not require the Borrower or any Subsidiary of the Borrower to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or (y) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.16.          Leverage Ratio.  On June 30, 2008, the Leverage Ratio on a pro forma basis shall be no greater than 3.50:1.00.  On the last day of each fiscal quarter occurring after June 30, 2008, the Leverage Ratio on a pro forma basis shall be no greater than 3.00:1.00.

Section 6.17.          Working Capital Facility Agreement.

(a)           If any Working Capital Facility Agreement  or 364-day Working Capital Facility Agreement  in effect as of or at any time after the Closing Date shall contain any provisions with respect to credit enhancements and/or other covenants or features (other than funding conditions, representations and warranties, interest rate, fees, other economic terms, financial covenants or customary provisions for letters of credit) more favorable, in any material respect, in such Working Capital Facility Agreement or 364-day Working Capital Facility Agreement, as applicable, for its lenders than those set forth in this Agreement, then this Agreement shall be deemed automatically amended to incorporate such more favorable provisions so that the Lenders become entitled to the benefits of such more favorable provisions.

(b)           In connection with Section 6.17(a), the Borrower agrees, concurrently with the preparation of the documentation with respect to any Working Capital Facility Agreement or any 364-day Working Capital Facility Agreement that will trigger the requirements of Section 6.17(a), to prepare and deliver to the Administrative Agent on behalf of the Lenders for execution, an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, in order that the provisions of Section 6.17(a) may be implemented.  In addition, the Borrower shall obtain any authorizations, approvals or consents of, or any filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, that are required to implement the amendments described in this Section 6.17(b) and to make the undertakings of the Borrower in respect thereof, to the extent permitted by law, valid and enforceable.

(c)           The Borrower will not, and will not permit any of its Subsidiaries to, make or offer to make any mandatory prepayment or mandatory repayment under any 364-day Working Capital Facility Agreement (other than customary offers to purchase or prepay upon a change of control and customary acceleration rights after an event of default).

(d)           The Borrower will not enter into any 364-day Working Capital Facility Agreement which has a maturity date (a “364-Day Maturity Date”) that is on or prior to the date that is ninety days after the Maturity Date unless such 364-day Working Capital Facility Agreement shall provide that any outstanding obligations in respect of such 364-day Working Capital Facility Agreement that are required to be paid on such 364-Day Maturity Date may be converted, at the option of the Borrower, into a term loan with a maturity date no earlier than the date that is one year after such 364-Day Maturity Date.

ARTICLE 7.                                                     EVENTS OF DEFAULT AND REMEDIES.

Section 7.1.            Events of Default.  From the Effective Date through the Closing Date any one or more defaults pursuant to Sections 7.1(d) (solely with respect to the Effective Date Representations), 7.1(f) and 7.1(g) shall constitute an Event of Default, and at all times from and after the Closing Date, any one or more of the following shall constitute an Event of Default:

(a)           default by the Borrower in the payment of any principal amount of any Loan or any interest thereon, within three (3) Business Days following the date when due;

(b)           default by the Borrower in the observance or performance of any covenant set forth in Sections 6.9, 6.10 or 6.16;

(c)           default by the Borrower in the observance or performance of any provision hereof or of any other Credit Document not mentioned in clauses (a) or (b) above, which is not remedied within thirty (30) days after notice thereof to the Borrower by the Administrative Agent;

(d)           any representation or warranty made or deemed made herein or in any other Credit Document by the Borrower or any Subsidiary proves untrue in any material respect as of the date of the making, or deemed making, thereof;

(e)           (x) Indebtedness in the aggregate principal amount of the Dollar Equivalent of $125,000,000 of the Borrower and its Subsidiaries (“Material Indebtedness”) shall (i) not be paid at maturity (beyond any applicable grace periods), or (ii) be declared to be due and payable or required to be prepaid, redeemed or repurchased prior to its stated maturity, or (y) any default in respect of Material Indebtedness shall occur which permits the holders thereof, or any trustees or agents on their behalf, to accelerate the maturity of such Indebtedness or requires such Indebtedness to be prepaid, redeemed, or repurchased prior to its stated maturity;

(f)            the Borrower or any Significant Subsidiary (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator or similar official for it or any substantial part of its property under the United States Bankruptcy Code or under the bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it, (vi) makes any board of directors resolution in direct furtherance of any matter described in clauses (i)-(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 7.1(f);

(g)           a custodian, receiver, trustee, liquidator or similar official is appointed for the Borrower or any Significant Subsidiary or any substantial part of its property under the United States Bankruptcy Code or under the bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 7.1(f)(v) is instituted against the Borrower or any Significant Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States of America);

(h)           the Borrower or any Subsidiaries of the Borrower fail within thirty (30) days with respect to any judgments or orders that are rendered in the United States or sixty (60) days with respect to any judgments or orders that are rendered in foreign jurisdictions (or such earlier date as any execution on such judgments or orders shall take place) to vacate, pay, bond or otherwise discharge any judgments or orders for the payment of money the uninsured portion of which is in excess of the Dollar Equivalent of $125,000,000 in the aggregate and which are not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution;

(i)            (x) the Borrower or any Subsidiary of the Borrower fails to pay when due an amount that it is liable to pay to the PBGC or to a Plan under Title IV of ERISA; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of the Borrower or any of its Subsidiaries in excess of the Dollar Equivalent of $125,000,000 (a “Material Plan”) is filed under Title IV of ERISA; or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against any Borrower or any Subsidiary to collect any liability under Section 515 or 4219(c)(5) of ERISA, and in each case such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, and (y) the occurrence of one or more of the matters in the preceding clause (x) could reasonably be expected to result in liabilities in excess of the Dollar Equivalent of $125,000,000; or

(j)            any Person or group of Persons acting in concert (as such terms are used in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) shall own, directly or indirectly, beneficially or of record, securities of the Borrower (or other securities convertible into such securities) representing fifty percent (50%) or more of the combined voting power of all outstanding securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency.

                Anything contained herein to the contrary notwithstanding, no Event of Default shall exist in respect of a breach of any Effective Date Representation (other than Section 5.3(a)) if such breach, to the extent that it may be remedied, shall have been remedied (i) within fifteen

(15) days after (x) knowledge thereof by an officer of the Borrower or (y) notice thereof to the Borrower by the Administrative Agent or (ii) at any time prior to the Closing Date, whichever comes first.

Section 7.2.            Non-Bankruptcy Defaults.  When any Event of Default (other than those described in subsections (f) or (g) of Section 7.1 with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments to the Borrower hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including, but not limited to, notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrower.  The Administrative Agent, after giving notice to the Borrower pursuant to this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3.            Bankruptcy Defaults.  When any Event of Default described in subsections (f) or (g) of Section 7.1 has occurred and is continuing with respect to the Borrower, then all outstanding Commitments shall immediately terminate and all outstanding Loans shall immediately become due and payable together with all other accrued amounts payable under the Credit Documents, in each case without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrower; and all obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 7.4.            Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 7.2 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 7.5.            Expenses.  The Borrower agrees to pay to the Administrative Agent and each Lender all reasonable out-of-pocket expenses incurred or paid by the Administrative Agent or such Lender, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Credit Documents.

Section 7.6.            Distribution and Application of Proceeds.  After the occurrence of and during the continuance of an Event of Default, any payment to the Administrative Agent or any Lender hereunder or otherwise shall be paid to the Administrative Agent to be distributed and applied as follows (unless otherwise agreed by the Borrower, the Administrative Agent and all Lenders):

(a)           First, to the payment of any and all reasonable out-of-pocket costs and expenses of the Administrative Agent, including without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Administrative Agent or the Lenders under this Agreement or any other Credit Document;

(b)           Second, to the payment of any and all reasonable out-of-pocket costs and expenses of the Lenders, including, without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender bears to the aggregate amount of the costs and expenses unpaid to all Lenders collectively, until all such fees, costs and expenses have been paid in full;

(c)           Third, to the payment of any due and unpaid fees to the Administrative Agent or any Lender as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to the Administrative Agent and each Lender bears to the aggregate amount of the fees due and unpaid to the Administrative Agent and all Lenders collectively, until all such fees have been paid in full;

(d)           Fourth , to the payment of accrued and unpaid interest on the Loans to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender bears to the aggregate amount of such interest accrued and unpaid to all Lenders collectively, until all such accrued and unpaid interest has been paid in full;

(e)           Fifth, to the payment of any unpaid principal on the Loans, pro rata in the proportion in which the amount of such principal unpaid to each Lender bears to the aggregate amount of such principal unpaid to all Lenders collectively, until all such unpaid principal has been paid in full;

(f)            Sixth, to the payment of any other outstanding Obligations then due and payable, pro rata in the proportion in which the outstanding Obligations owing to each Lender and Administrative Agent bears to the aggregate amount of all such Obligations until all such Obligations have been paid in full; and

(g)           Seventh, to the Borrower or as the Borrower may direct.

ARTICLE 8.                                                     CHANGE IN CIRCUMSTANCES.

Section 8.1.            Change of Law.

(a)           Notwithstanding any other provisions of this Agreement or any Note, if at any time any change, after the date hereof (or, if later, after the date the applicable Lender becomes a Lender), in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or maintain Eurocurrency Loans, such Lender shall promptly give written notice thereof and of the basis therefor in reasonable detail to the Borrower, and such Lender’s obligations to fund affected Eurocurrency Loans or make, continue or convert such Loans under this Agreement shall thereupon be suspended until it is no longer unlawful for such Lender to make or maintain such Loans.

(b)           Upon the giving of the notice to Borrower referred to in subsection (a) above in respect of any such Loan, and provided the Borrower shall not have prepaid such Loan pursuant to Section 2.9, (i) any outstanding such Loan of such Lender shall be automatically converted to a Base Rate Loan on the last day of the Interest Period then applicable thereto or on such earlier date as required by law, and (ii) such Lender shall make or continue its portion of any requested Borrowing of such Loan as a Base Rate Loan, which Base Rate Loan shall, for all other purposes, be considered part of such Borrowing.

(c)           Any Lender that has given any notice pursuant to Section 8.1(a) shall, upon determining that it would no longer be unlawful for it to make such Loans, give prompt written notice thereof to the Borrower and the Administrative Agent, and upon giving such notice, its obligation to make, allow conversions into and maintain such Loans shall be reinstated.

Section 8.2.            Unavailability of Deposits or Inability to Ascertain LIBO Rate.  If on or before the first day of any Interest Period for any Borrowing of Eurocurrency Loans the Administrative Agent determines in good faith (after consultation with the other Lenders) that, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the LIBO Rate or such rate will not accurately reflect the cost to the Required Lenders of funding Eurocurrency Loans in the Dollars for such Interest Period, the Administrative Agent shall give written notice (in reasonable detail) of such determination and of the basis therefor to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent shall do promptly after they do not exist), (i) the obligations of the Lenders to make, continue or convert Loans as or into such Eurocurrency Loans, or to convert Base Rate Loans into such Eurocurrency Loans, shall be suspended and (ii) each Eurocurrency Loan will automatically on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan.

Section 8.3.            Increased Cost and Reduced Return.

(a)           If, on or after the date hereof, the adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable Lending Office), with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency exercising control over banks or financial institutions generally issued after the date hereof (or, if later, after the date the Administrative Agent or Lender becomes the Administrative Agent  or Lender):

(i)            subjects any Lender (or its applicable Lending Office) to any Tax, duty or other charge related to any Eurocurrency Loan or its obligation to advance or maintain Eurocurrency Loans, or shall change the basis of taxation of payments to any Lender (or its applicable Lending Office) of the principal of or interest on its Eurocurrency Loans or any participations in any thereof, or any other amounts due under this Agreement related to its Eurocurrency Loans participations therein, or its obligation to make Eurocurrency Loans or acquire participations therein (except for changes with respect to Taxes that are not Indemnified Taxes pursuant to Section 3.3); or

(ii)           imposes, modifies or deems applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding for any Eurocurrency Loan any such requirement included in an applicable Statutory Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its applicable Lending Office) or imposes on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurocurrency Loans owed to it, or its participation in any thereof, or its obligation to advance or maintain Eurocurrency Loans or participate in any thereof;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable Lending Office) of advancing or maintaining any Eurocurrency Loan, or to reduce the amount of any sum received or receivable by such Lender (or its applicable Lending Office) in connection therewith under this Agreement or its Note, by an amount deemed by such Lender to be material, then, subject to Section 8.3(c), from time to time, within thirty (30) days after receipt of a certificate from such Lender (with a copy to the Administrative Agent) pursuant to subsection (c) below setting forth in reasonable detail such determination and the basis thereof, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)           If, after the date hereof, the Administrative Agent or any Lender shall have reasonably determined that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital adequacy rules heretofore adopted and issued by any governmental authority), or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any Lender (or its applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital, or on the capital of any corporation controlling such Lender, as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or its controlling corporation’s policies with respect to capital adequacy in effect immediately before such adoption, change or compliance) by an amount reasonably deemed by such Lender to be material, then, subject to Section 8.3(c), from time to time, within thirty (30) days after its receipt of a certificate from such Lender (with a copy to the Administrative Agent) pursuant to subsection (c) below setting forth in reasonable detail such determination and the basis thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction or the Borrower may prepay all Eurocurrency Loans of such Lender.

(c)           The Administrative Agent and each Lender that determines to seek compensation or additional interest under this Section 8.3 shall give written notice to the Borrower and, in the case of a Lender other than the Administrative Agent, the Administrative Agent of the

circumstances that entitle the Administrative Agent or such Lender to such compensation no later than ninety (90) days after the Administrative Agent or such Lender receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder.  In any event the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the ninetieth day preceding such written demand.  The Administrative Agent and each Lender shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation, additional interest, and any payment under Section 3.3, including, without limitation, the designation of a different Lending Office, if such action or designation will not, in the sole judgment of the Administrative Agent or such Lender made in good faith, be otherwise disadvantageous to it; provided that the foregoing shall not in any way affect the rights of any Lender or the obligations of the Borrower under this Section 8.3, and provided further that no Lender shall be obligated to make its Eurocurrency Loans hereunder at any office located in the United States of America.  A certificate of the Administrative Agent or any Lender, as applicable, claiming compensation or additional interest under this Section 8.3, and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by the Administrative Agent or such Lender, as applicable, describing in reasonable detail the calculations thereof shall be prima facie evidence of the correctness thereof.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 8.4.            Lending Offices.  The Administrative Agent and each Lender may, at its option, elect to make or maintain its Loans hereunder at the Lending Office for each Type of Loan or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent, provided that, except in the case of any such transfer to another of its branches, offices or affiliates made at the request of the Borrower, the Borrower shall not be responsible for the costs arising under Section 3.3 or 8.3 resulting from any such transfer to the extent not otherwise applicable to such Lender prior to such transfer.

Section 8.5.            Discretion of Lender as to Manner of Funding.  Subject to the other provisions of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.

Section 8.6.            Substitution of Lender.  If (a) any Lender has demanded compensation or additional interest or given notice of its intention to demand compensation or additional interest under Section 8.3, (b) the Borrower is required to pay any additional amount to any Lender under Section 2.11, (c) any Lender gives notice of any change in law or regulations, or in the interpretation thereof, pursuant to Section 8.1, (d) any Lender has been declared insolvent or a receiver or conservator has been appointed for a material portion of its assets, business or properties, (e) any Lender shall seek to avoid its obligation to make or maintain Loans for any reason, including, without limitation, reliance upon 12 U.S.C. § 1821(e) or (n) (1) (B), (f) any Taxes referred to in Section 3.3 have been levied or imposed (or the Borrower determines in good faith that there is a substantial likelihood that such taxes will be levied or imposed) so as to require withholding or deductions by the Borrower or payment by the Borrower of additional amounts to any Lender, or other reimbursement or indemnification of any Lender, as a result thereof, or (g) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Credit Document requested by the Borrower, then and in such event, upon request from the Borrower delivered to such Lender and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 10.10 and an appropriately completed Assignment Agreement, all of its rights and obligations under the Credit Documents to another Lender or a commercial banking institution selected by the Borrower and (in the case of a commercial banking institution other than a Lender) reasonably satisfactory to the Administrative Agent, in consideration for the payments set forth in such Assignment Agreement and payment by the Borrower to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including, without limitation, Sections 2.11, 3.3, 8.3 and 10.13.

ARTICLE 9.                                                     THE AGENTS.

Section 9.1.            Appointment and Authorization of Administrative Agent and Other Agents.  Each Lender hereby appoints GSCP as the Administrative Agent, Lehman Commercial Paper Inc., as the Syndication Agent, and Citibank, N.A., Calyon Corporate and Investment Bank and JPMorgan Chase Bank, N.A., as the Co-Documentation Agents, under the Credit Documents and hereby authorizes each Agent to take such action as such Agent on each of its behalf and to exercise such powers under the Credit Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  Except as provided in Section 9.7, the provisions of this Article 9 are solely for the benefit of the Administrative Agent, the other Agents and the Lenders and the Borrower shall have no rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, the Administrative Agent and each other Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.  Each Agent and each Co-Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of their respective Controlling Affiliates.

Section 9.2.            Rights and Powers.  Each Agent and each Co-Documentation Agent shall have the same rights and powers under the Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not an Agent or Co-Documentation Agent, and such Agent or Co-Documentation Agent and their respective Controlling Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any of its Subsidiaries or Controlling Affiliates as if it were not an Agent or a Co-Documentation Agent under the Credit Documents.  The term Lender as used in all Credit Documents, unless the context otherwise clearly requires, includes the Administrative Agent and each other Agent in their respective individual capacities as a Lender.  The Administrative Agent and the other Agents may exercise such rights and powers by or through their respective agents or employees.

Section 9.3.            Action by Administrative Agent and the Other Agents.  The obligations of each Agent under the Credit Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action concerning any Default or Event of Default, except as expressly provided in Sections 7.2.  Unless and until the Required Lenders (or, if required by Section 10.11, all of the Lenders) give such direction (including, without limitation, the giving of a notice of default as described in Section 7.1(c)), the Administrative Agent may, except as otherwise expressly provided herein or therein, take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders.  In no event, however, shall any Agent or Co-Documentation Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and each Agent and each Co-Documentation Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may incur in taking or continuing to take any such action.  Each Agent shall be entitled to assume that no Default or Event of Default, other than non-payment of any scheduled principal or interest payment due hereunder, exists unless notified in writing to the contrary by a Lender or the Borrower.  In all cases in which the Credit Documents do not require the Agent or Co-Documentation Agent to take specific action, such Agent or Co-Documentation Agent, as applicable, shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders called for under specific provisions of the Credit Documents, shall be binding on all the Lenders and holders of Notes.

Section 9.4.            Consultation with Experts.  Each Agent and each Co-Documentation Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5.            Indemnification Provisions; Credit Decision.  No Agent or Co-Documentation Agent nor any of their respective directors, officers, agents, or employees shall be liable for any action taken or not taken by them in connection with the Credit Documents (i) with the consent or at the request of the Required Lenders (or, if required by Section 10.11, all of the Lenders), or (ii) in the absence of their own gross negligence, bad faith or willful misconduct, as determined pursuant to a judgment of a non-appealable court of competent jurisdiction.  No Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any written or oral statement, warranty or representation made in connection with this Agreement, any other Credit Document, any Borrowing or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent or any other Agent to the Lenders or by or on behalf of the Borrower or to any Lender in connection with the Credit Documents and the transactions contemplated thereby; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Credit Document or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing; (iii) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, value, worth or collectability hereof or of any other Credit Document or of any other documents or writings furnished in connection with any Credit Document; and no Agent makes any representation of any kind or character with respect to any such matters mentioned in this sentence.  Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.  Each Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  No Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, no Agent shall have any responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by any of them under the Credit Documents.  Each Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with such Administrative Agent signed by such owner in form satisfactory to such Administrative Agent.  Each Lender acknowledges that (i) it has independently, and without reliance on any Agent, any Co-Documentation Agent or any other Lender, obtained such information and made such investigations and inquiries regarding the Borrower and its Subsidiaries as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents and (ii) no Agent has, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of such Lender.  It shall be the responsibility of each Lender to keep itself informed about the creditworthiness and business, properties, assets, liabilities, condition (financial or otherwise) and prospects of the Borrower and its Subsidiaries, and the Administrative Agent and the other Agents shall have no liability whatsoever to any Lender for such matters.  No Agent or Co-Documentation Agent shall have any duty to disclose to the Lenders information that is not required by any Credit Document to be furnished by the Borrower or any Subsidiaries to such Agent or Co-Documentation Agent at such time, but is voluntarily furnished to such Agent or Co-Documentation Agent (either in their respective capacity as such Agent or Co-Documentation Agent or in its individual capacity).  Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

Section 9.6.            Indemnity.  The Lenders shall ratably, in accordance with their Percentages, indemnify and hold each Agent and Co-Documentation Agent and their respective directors, partners, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified.  The obligations of the Lenders under this Section 9.6 shall survive termination of this Agreement.

Section 9.7.            Resignation.  The Administrative Agent may resign at any time and shall resign upon any removal thereof as a Lender pursuant to the terms of this Agreement upon at least thirty (30) days’ prior written notice to the Lenders and the Borrower.  Any resignation of the Administrative Agent shall not be effective until a replacement therefor is appointed pursuant to the terms hereof.  Upon any such resignation of the Administrative Agent, the Required Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) appoint a successor Administrative Agent which shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000; provided, however, that in any case, the Administrative Agent’s resignation shall become effective on the 30th day after such notice of resignation.  If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent.  Upon the acceptance of its appointment as the Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Credit Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent the provisions of this Article 9 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 9.8.            Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective affiliates.  The indemnification and other provisions of Section 9.5 and of Section 9.6 shall apply to any the affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of Section 9.5 and of Section 9.6 shall apply to any such sub-agent and to the affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Borrower and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to the Borrower, any Lender or any other Person and neither the Borrower, any Lender nor any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.9.            Withholding Taxes.   To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the U.S. Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE 10.                                              MISCELLANEOUS.

Section 10.1.          No Waiver.  No delay or failure on the part of the Administrative Agent or any Lender, or on the part of the holder or holders of any Notes, in the exercise of any power, right or remedy under any Credit Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy.  To the fullest extent permitted by applicable law, the powers, rights and remedies under the Credit Documents of the Administrative Agent, the Lenders and the holder or holders of any Notes are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.

Section 10.2.          Non-Business Day.  Subject to Section 2.4, if any payment of principal or interest on any portion of any Loan or any other Obligation shall fall due on a day which is not a Business Day, interest at the rate, if any, such portion of any Loan or other Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.

Section 10.3.          Documentary Taxes.  The Borrower agrees that it will pay any documentary, stamp, transfer or similar Taxes or any other excise or property taxes, charges or similar levies payable with respect to any Credit Document, including interest and penalties, in the event any such Taxes are assessed irrespective of when such assessment is made, other than any such taxes imposed as a result of any transfer of an interest in a Credit Document.  Each Lender that determines to seek compensation under this Section 10.3 shall give written notice to the Borrower and, in the case of a Lender other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Lender to such compensation no later than ninety (90) days after such Lender receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder.  In any event, the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 90th day preceding such written demand.

Section 10.4.          Survival of Representations.  All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as the Borrower has any Obligation hereunder or any Commitment hereunder is in effect or any Loan hereunder is outstanding.

Section 10.5.          Survival of Indemnities.  All indemnities and all provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Section 2.11, Section 3.3, Section 7.5, Section 8.3, Section 10.3, and Section 10.13 hereof, shall, subject to Section 8.3(c), survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations and, with respect to any Lender, any replacement by the Borrower of such Lender pursuant to the terms hereof.

Section 10.6.          Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender and each subsequent holder of any Note is hereby authorized by the Borrower at any time or from time to time subject to the consent of the  Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to the Borrower or any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the due and unpaid obligations and liabilities of the Borrower to that Lender or that subsequent holder under the Credit Documents, irrespective of whether or not that Lender or that subsequent holder shall have made any demand hereunder.  Each Lender shall promptly give notice to the Borrower of any action taken by it under this Section 10.6, provided that any failure of such Lender to give such notice to the Borrower shall not affect the validity of such setoff.  Each Lender agrees with each other Lender a party hereto that if such Lender receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of the Loans in excess of its ratable share of payments on all such Obligations then owed to the Lenders hereunder, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans and participations therein held by each such other Lender as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

Section 10.7.          Notices.

(a)           Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including facsimile or other electronic means) and shall be given to a party hereunder at its address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Borrower, given by courier, by United States certified or registered mail, by telegram or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Credit Documents to the Lenders shall be addressed to their respective domestic Lending Offices in the United States at the respective addresses, or facsimile number, or telephone numbers set forth on their applicable Administrative Questionnaire or, in the case of

Persons becoming Lenders pursuant to Assignment Agreements, on their applicable Assignment Agreements, and to the Borrower, the Administrative Agent:

To the Borrower:	Transocean Inc.
P.O. Box 10342
West Wind
70 Harbour Drive, 4th Floor, Block B
George Town, Grand Cayman KY1-1003
Cayman Islands, B.W.I.
Attention: Steve McFadin
Telephone Number: (345) 745-4500
Facsimile Number: (345) 745-4504

With a copy to:	Transocean Inc.
4 Greenway Plaza
Houston, Texas 77046
Attention: Treasurer
Telephone Number.: (713) 232-7500
Facsimile Number: (713) 232-7766

With a copy to:	Baker Botts LLP
One Shell Plaza
Houston, Texas 77002-4995
Attention: Stephen Krebs
Telephone Number: (713) 229-1467
Facsimile Number: (713) 229-1522

To the Administrative Agent:	Goldman Sachs Credit Partners L.P.
c/o Goldman, Sachs & Co.
30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention: Pedro Ramirez
Facsimile Number: (212) 357-4597
Email and for delivery of final financial statements for
posting: gsd.link@gs.com

With a copy to:	Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
Attention: Bruce Schwartz
Facsimile Number: (212) 428-5722

With a copy to:	Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
Attention: Ellen Finn
Facsimile Number: (212) 428-5722

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.7 or pursuant to Section 10.10 and a confirmation of receipt of such facsimile has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, or (iv) if given by any other means, when delivered at the addresses specified in this Section 10.7, or pursuant to Section 10.10; provided that any notice given pursuant to Article 2 shall be effective only upon receipt and, provided further, that any notice that but for this proviso would be effective after the close of business on a Business Day or on a day that is not a Business Day shall be effective at the opening of business on the next Business Day.

(b)           Electronic Communications.

(i)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)           The Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent.

(iii)          The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  Neither the Administrative Agent nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)          The Borrower, each Lender, the Administrative Agent and each other Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

Section 10.8.          Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement.

Section 10.9.          Successors and Assigns.

(a)           Generally.              This Agreement shall be binding upon the Borrower, each of the Lenders, the Administrative Agent, the other Agents, and their respective successors and assigns, and shall inure to the benefit of the Borrower, each of the Lenders, the Administrative Agent, the other Agents, and their respective successors and assigns, including any subsequent holder of any Note; provided, however, the Borrower may not assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders, the Administrative Agent and the other Agents, and the Administrative Agent and the other Agents may not assign any of their respective rights or obligations under this Agreement or any Credit Document except in accordance with Article 9 and no Lender may assign any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 10.10.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Controlling Affiliates of each of the Agents, the Co-Documentation Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.  Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the Notes issued to it (i) to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender, or (ii) in the case of any Lender that is a fund comprised in whole or in part of commercial loans, to a trustee for such fund in support of such Lender’s obligations to such trustee; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or such trustee for such Lender as a party hereto and the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely with such Lender in connection with the rights and obligations of such Lender under this Agreement.

(b)           Register.                The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.10.  Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York, New York time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

Section 10.10.        Sales and Transfers of Borrowing and Notes; Participations in Borrowings and Notes.

(a)           Any Lender may at any time sell to one or more commercial banking or other entities (other than the Borrower, any of its Subsidiaries or any of their respective Controlling Affiliates) (“Participants”) participating interests in any Commitment or Loan of such Lender hereunder, provided that no Lender shall transfer, grant or assign any participation under which the Participant shall have rights to vote upon or to consent to any matter to be decided by the Lenders or the Required Lenders hereunder or under any other Credit Document or to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) increase the amount of such Lender’s Commitment or Loan and such increase would affect such Participant, (ii) reduce the principal of, or interest on, any of such Lender’s Borrowings, or any other amounts payable to such Lender hereunder and such reduction would affect such Participant or (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, any of such Lender’s Borrowings, or any other amounts payable to such Lender hereunder and such postponement would affect such Participant, in each case, except as otherwise specifically provided in any Credit Document.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and such Lender shall retain the sole right to enforce the obligations of the Borrower under any Credit Document.  The Borrower agrees that if amounts outstanding under this Agreement and the Notes shall have been declared or shall have become due and payable in accordance with Section 7.2 or 7.3 upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 10.6.  The Borrower also agrees that each Participant shall be entitled to the benefits of and have the obligations under Sections 2.11, 3.3 and 8.3 with respect to its participation in the Commitments and the Borrowings outstanding from time to time, provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred if no participation had been transferred and provided, further, that Sections 8.3(c) and 8.6 shall apply to the transferor Lender with respect to any claim by any Participant pursuant to Section 2.11, 3.3 or 8.3 as fully as if such claim was made by such Lender.  Anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to pay to any Lender any sum in excess of the sum the Borrower would have been obligated to pay to such Lender hereunder if such Lender had not sold any participation in its rights and obligations under this Agreement or any other Credit Document.

(b)           Any Lender may at any time sell to (i) any of such Lender’s Controlling Affiliates or to any other Lender or any Controlling Affiliate thereof that, in each case, is a commercial banking or other entity not subject to Regulation T of the Board of Governors of the Federal Reserve System and, (ii) with the prior written consent (which shall not be unreasonably withheld or delayed) of the Administrative Agent and the Borrower, to one or more commercial banking or other entities not subject to Regulation T of the Board of Governors of the Federal Reserve System (any of (i) or (ii), a “Purchasing Lender”), all or any part of its rights and obligations under this Agreement and the other Credit Documents, pursuant to an Assignment Agreement in the form attached as Exhibit 10.10, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender which is not then a Lender or a Controlling Affiliate thereof, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent; provided that each such sale to a Purchasing Lender (other than an existing Lender) shall be in the amount of $5,000,000 or more, or if in a lesser amount, such sale shall be of all of such Lender’s rights and obligations under this Agreement and all of the other Credit Documents payable to it to one Purchasing Lender.  Notwithstanding the requirement of the Borrower’s consent set forth above, but subject to all of the other terms and conditions of this Section 10.10(b), any Lender may sell to one or more commercial banking or other entities not subject to Regulation T of the Board of Governors of the Federal Reserve System, all or any part of their rights and obligations under this Agreement and the other Credit Documents with only the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) if an Event of Default shall have occurred and be continuing.  Upon the execution and delivery of an Assignment Agreement, from and after the effective date of the transfer determined pursuant to such Assignment Agreement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment or Loan as set forth herein and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto).  Each Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitments or Loans and Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Notes and the other Credit

Documents.  On or prior to the effective date of the transfer determined pursuant to any Assignment Agreement, the Borrower, at its own expense, shall upon reasonable notice from the Administrative Agent execute and deliver to the Administrative Agent in exchange for any surrendered Note, a new Note as appropriate to the order of such Purchasing Lender in an amount equal to the Commitments or Loans assumed by it pursuant to such Assignment Agreement, and, if the transferor Lender has retained a Commitment or Borrowing hereunder, a new Note to the order of the transferor Lender in an amount equal to the Commitments or Borrowings retained by it hereunder.  Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.  The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled.”

(c)           Upon its receipt of an Assignment Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an affiliate thereof, by the Administrative Agent and, to the extent required by Section 10.10(b), by the Borrower), together with payment by the transferor Lender to the Administrative Agent hereunder of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to either Arranger or any Controlling Affiliate thereof or (z) in the case of a Purchasing Lender which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment Agreement, and (ii) on the effective date of the transfer determined pursuant thereto give notice of such acceptance and recordation to the Lenders and the Borrower.  The Borrower shall not be responsible for such registration and processing fee or any costs or expenses incurred by any Lender, any Purchasing Lender or the Administrative Agent in connection with such assignment except as provided above.

(d)           Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or  Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it satisfies the requirements of Section 10.10(b), (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.10, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(e)           Notwithstanding any other provisions of this Section 10.10, no transfer or assignment of the interests of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans, the Notes or any other Obligations under the securities laws of any jurisdiction.

Section 10.11.        Amendments, Waivers and Consents.

(a)           Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (A) the Borrower, (B) the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), and (C) if the rights or duties of the Administrative Agent or any other Agent are affected thereby, the Administrative Agent or such other Agent, as the case may be, provided that:

(i)            no amendment or waiver shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, or (B) postpone the Maturity Date without the consent of all Lenders, or reduce the amount of or postpone the date for any scheduled payment of any principal of or interest (including, without limitation, any reduction in the rate of interest unless such reduction is otherwise provided herein) on any Loan or fees, without the consent of each Lender owed any such Obligation; and

(ii)           no amendment or waiver shall, unless signed by each Lender, change the provisions of this Section 10.11 or the definition of Required Lenders or the number of Lenders required to take any action under any other provision of the Credit Documents or any provision providing for the pro rata nature of distributions by or payments to Lenders;

provided further that Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

(b)           The Administrative Agent may, but shall have no obligation to, (i) with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender, and (ii) execute any amendment on behalf of any Lender pursuant to Section 6.17(b).  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.11 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower.

Section 10.12.        Headings.  Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13.        Legal Fees, Other Costs and Indemnification.

(a)           The Borrower, upon demand by the Administrative Agent, agrees to pay (i) the actual and reasonable fees and disbursements of legal counsel to the Administrative Agent in connection with the preparation and execution of the Credit Documents (which shall be in an amount agreed in writing by the Borrower), and any amendment, waiver or consent related thereto, whether or not the transactions contemplated therein are consummated, (ii) all the costs of furnishing all opinions by counsel for the Borrower, (iii) all other actual and reasonable costs and expenses incurred by (A) the Arrangers and the Administrative Agent in connection with the syndication of the Loans and Commitments and (B) the Administrative Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby and (iv) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Administrative Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from the Borrower hereunder or under the other Credit Documents by reason of such Default or Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.  The Borrower further agrees to indemnify each Lender, the Administrative Agent and their respective directors, partners, officers, employees, agents, sub-agents, Controlling Affiliates and attorneys (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable attorneys’ fees and other reasonable out-of-pocket expenses of litigation or preparation therefor,  whether or not such Indemnified Party is a party thereto) which any of them may pay or incur in connection with this Agreement or the transactions contemplated hereby or as a result of (A) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, the Loans, the application or proposed application by any of the Borrower of the proceeds of any Loan or any other transaction contemplated hereby, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES AND/OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR ATTORNEYS, (B) any investigation of any third party or any Governmental Authority involving any Lender (as a lender hereunder), any Agent (in such capacity hereunder) or any Co-Documentation Agent (in such capacity hereunder) and related to any use made or proposed to be made by the Borrower of the proceeds of any Loan, or any transaction (including the Transactions) financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Loan, and (C) any investigation of any third party or any Governmental Authority, litigation or proceeding involving any Lender (as a lender hereunder), any Agent (in such capacity hereunder) or any Co-Documentation Agent (in such capacity hereunder) and related to any environmental cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Borrower, regardless of whether caused by, or within the control of, the Borrower; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any of the foregoing arising out of such Indemnified Party’s gross negligence, bad faith or willful misconduct, as determined pursuant to a non-appealable judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party.  The Borrower, upon demand by the Administrative Agent, the other Agents or a Lender at any time, shall reimburse such Agent or such Lender for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence.  The Borrower shall not be required to indemnify any Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any action, proceeding or investigation without the written consent of the Borrower, which consent shall not be unreasonably withheld; provided that the foregoing indemnity shall apply to any such settlement in the event that the Borrower was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume.  Promptly after receipt by the relevant Indemnified Party of notice of its involvement in any action, proceeding or investigation, such Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against the Borrower under this Section 10.13, notify the Borrower in writing of such involvement.  Failure by any Indemnified Party to so notify the Borrower shall not relieve the Borrower from the obligation to indemnify such Indemnified Party under this Section 10.13 except to the extent that the Borrower suffers actual prejudice as a result of such failure, and shall not relieve the Borrower from its obligation to provide reimbursement and contribution to the Indemnified Party.

(b)           To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against each Lender, each Agent, each Co-Documentation Agent and their respective Controlling Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.14.        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(A)          THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THE RIGHTS AND DUTIES OF THE PARTIES THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
(B)          TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE OTHER AGENTS, THE LENDERS OR THE BORROWER MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE

AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.  THE BORROWER HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM, 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS THE DESIGNEE, APPOINTEE AND AGENT OF THE BORROWER TO RECEIVE, FOR AND ON BEHALF OF THE BORROWER, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.
(C)          TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
(D)          EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.7.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15.        Confidentiality.  Each of the Agents, the Co-Documentation Agents and Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to affiliates of such Agents, Co-Documentation Agents or Lenders and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such Information in connection with the evaluation of the transactions contemplated by this Agreement solely for purposes of evaluating such Information, provided that such Agents, Co-Documentation Agents and  Lenders shall advise such directors, officers, employees or agents of the provisions of this Section 10.15, (ii) to prospective Purchasing Lenders and Participants and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such Information in connection with the evaluation of the transactions contemplated by this Agreement solely for purposes of evaluating such Information, provided that such Purchasing Lender or Participant shall advise such directors, officers, employees or agents of the provisions of this Section 10.15, (iii) to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (subject to similar confidentiality provisions as provided herein), (iv) to the extent requested by any regulatory authority, (v) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from any of the Agents, any Co-Documentation Agent or any Lender, (vi) to the extent required by applicable law or regulation or by any subpoena or similar legal process or requested by any governmental agency, regulator or representative thereof or by The National Association of Insurance Commissioners, and any successor thereto, (vii) in connection with the exercise of any remedies hereunder or any proceedings relating to this Agreement or the other Credit Documents, (viii) with the consent of the Borrower, or (ix) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.15, or (y) becomes available on a non-confidential basis from a source other than the Borrower or its affiliates, or the Lenders or their respective affiliates, excluding any Information from such source which, to the actual knowledge of the Agent, the Co-Documentation Agent or Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Borrower.  For purposes hereof, “Information” means all information received by the Lenders from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lenders on a non-confidential basis prior to disclosure by the Borrower, excluding any Information from a source which, to the actual knowledge of the Agent, the Co-Documentation Agent or Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Borrower.  The Lenders shall be considered to have complied with their respective obligations if they have exercised the same degree of care to maintain the confidentiality of such Information as they would accord their own confidential information.

Section 10.16.        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.17.        Change in Accounting Principles, Fiscal Year or Tax Laws.  If (i) any change in accounting principles from those used in the preparation of the financial statements of the Borrower referred to in Section 5.8 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions), and such change materially affects the calculation of any component of any financial covenant, standard or term found in this Agreement, or (ii) there is a material change in federal, state or foreign Tax laws which materially affects any of the Borrower and its Subsidiaries’ ability to comply with the financial covenants, standards or terms found in this Agreement, the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 10.11, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made.  Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

Section 10.18.        Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment or payments to the Administrative Agent or any Lender (or to Administrative Agent, on behalf of any Lender), or any Lender exercises its rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such setoff had not occurred.

Section 10.19.        Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations, Loans or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.20.        Final Agreement.  The Credit Documents, together with the indemnification, confidentiality and other provisions specified in that certain Commitment Letter, dated as of July 21, 2007 (the “Commitment Letter”; and such provisions, the “Commitment Letter Provisions”) and entered into by the Borrower, GSF, the Arrangers and the other parties named therein, as surviving the termination of the Commitment Letter or the satisfaction of the agreements provided for in the Commitment Letter, constitute the entire understanding among the Credit Parties, the Lenders and the Administrative Agent and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents.  THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER CREDIT DOCUMENTS AND THE COMMITMENT LETTER PROVISIONS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.21.        Officer’s Certificates.  It is not intended that any certificate of any officer or director of the Borrower delivered to the Administrative Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such officer or director.

Section 10.22.        Effect of Inclusion of Exceptions.  It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

Section 10.23.        Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.24.        No Fiduciary Duty.  Each Agent, each Co-Documentation Agent, each Lender and their respective Controlling Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower.  The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates.  The Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 10.25.        Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the Patriot Act.  The Borrower and each Guarantor shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the

Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

TRANSOCEAN INC.,
as Borrower

By:	/s/Randal P. Miller
Name: Randal P. Miller
Title: Vice President & Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as a Joint Lead Arranger and Joint Bookrunner, as Administrative Agent and as a Lender

By:	/s/ Bruce H. Mendelsohn
Authorized Signatory

COMMITMENT:	$3,330,000,000.00

PERCENTAGE:	22.2%

LEHMAN COMMERCIAL PAPER INC.,

as Syndication Agent

By:	/s/ Adrian De Legarde
Name: Adrian De Lagarde
Title: Authorized Signatory

LEHMAN COMMERCIAL PAPER, INC.,

as a Lender

By:	/s/ Adrian De Legarde
Name: Adrian De Lagarde
Title: Authorized Signatory

COMMITMENT:	$667,000,000

PERCENTAGE:

LEHMAN LOAN FUNDING, LLC,

as a Lender

By:	/s/ H. Tucker Hackett
Name: H. Tucker Hackett
Title: Senior Vice President

COMMITMENT:	$1,000,000,000

PERCENTAGE:

LEHMAN BROTHERS INC.,

as a Joint Lead Arranger and Joint Bookrunner

By:	/s/ H. Tucker Hackett
Name: H. Tucker Hackett
Title: Senior Vice President

CALYON NEW YORK BRANCH,

as a Lender and as Co-Documentation Agent

By:	/s/ Page Dillehunt
Name: Page Dillehunt
Title: Managing Director

By:	/s/ Darrell Stanley
Name: Darrell Stanley
Title: Managing Director

COMMITMENT:	$1,475,000,000

PERCENTAGE:	9.83%

CITIBANK, N.A.,

as a Lender and as Co-Documentation Agent

By:	/s/ Robert Malleck
Name: Robert Malleck
Title: Vice-President

COMMITMENT:	$1,475,000,000

PERCENTAGE:	9.83%

JPMORGAN CHASE BANK, N.A.,

as a Lender and as Co-Documentation Agent

By:	/s/ Helen A. Carr
Name: Helen A. Carr
Title: Managing Director

COMMITMENT:	$1,475,000,000

PERCENTAGE:	9.833%

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as a Lender

By:	/s/ Vanessa Gomez
Name: Vanessa Gomez
Title: Vice President

By:	/s/ Morenikeji Ajayi
Name: Morenikeji Ajayi
Title: Associate

COMMITMENT:	$1,475,000,000

PERCENTAGE:	9.8%

UBS Loan Finance LLC,

as a Lender

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

COMMITMENT:	$900,000,000

PERCENTAGE:	6.00%

The Bank of Tokyo-Mitsubishi UFJ, Ltd., Houston Agency,

as a Lender

By:	/s/ Takatoshi Haruna
Name: Mr. Takatoshi Haruna
Title: General Manager

COMMITMENT:	$900,000,000

PERCENTAGE:	6.00%

FORTIS CAPITAL CORP.,

as a Lender

By:	/s/ Joseph Maxwell
Name: Joseph Maxwell
Title: Senior Vice President

By:	/s/ Alison B. Barber
Name: Alison B. Barber
Title: Vice President

COMMITMENT:	$900,000,000

PERCENTAGE:	6.00%

DNB Nor Bank ASA,

as a Lender

By:	/s/ Barbara Gronquist
Name: Barbara Gronquist
Title: Senior Vice President

By:	/s/ Kevin O’Hara
Name: Kevin O’Hara
Title: Vice President

COMMITMENT:	$900,000,000

PERCENTAGE:	6.00%

Wells Fargo Bank, N.A.

By:	/s/ William S. Rogers
Name: William S. Rogers
Title: Vice President

COMMITMENT:	$500,000,000

PERCENTAGE:	3.3333333%